                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:

     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))


     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                              STAFF BUILDERS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                              Staff Builders, Inc.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

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     (4) Date Filed:

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

                              STAFF BUILDERS, INC.
                               1983 MARCUS AVENUE
                          LAKE SUCCESS, NEW YORK 11042

                                ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                ---------------


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Staff Builders, Inc., a Delaware corporation (the "Company"), will be held at 1983 Marcus Avenue, Lake Success, New York, on October 14, 1998 at 3:00 P.M. (New York Time) for the following purposes:


          1) To consider and vote upon the issuance of 4,269,820 shares of Class A Common Stock to Stephen Savitsky and David Savitsky in exchange for all of their shares of Class A Preferred Stock.


          2) To elect two Class B Directors to serve for a three-year term and until their successors are elected and qualified;



          3) To consider and vote upon the adoption of the 1998 Stock Option
     Plan;



          4) To consider and vote upon the adoption of the 1998 Employee Stock Purchase Plan; and



          5) To transact such other business as may properly come before the meeting or any adjournment thereof.



     Only stockholders of record at the close of business on August 21, 1998, are entitled to notice of and to vote at the meeting.


                                     By Order of the Board of Directors,

                                     /s/ DAVID SAVITSKY
                                     DAVID SAVITSKY
                                     Secretary


August 27, 1998


IMPORTANT: Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the meeting. Accordingly, after reading the enclosed Proxy Statement, you are urged to SIGN, DATE and RETURN the enclosed proxy in the envelope provided which requires no postage if mailed in the United States.

                              STAFF BUILDERS, INC.
                               1983 MARCUS AVENUE
                          LAKE SUCCESS, NEW YORK 11042
                                ---------------

                                PROXY STATEMENT
                                ---------------


     This Proxy Statement is being mailed to stockholders of Staff Builders, Inc. (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors (the "Board of Directors") for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on October 14, 1998, and any adjournment thereof. A copy of the notice of meeting accompanies this Proxy Statement. The first date on which this Proxy Statement and accompanying proxy are being sent to stockholders is on or about August 27, 1998.


                            SOLICITATION OF PROXIES


     All shares represented by proxies received pursuant to this solicitation will be voted as instructed. If no instructions are given, the persons named in the accompanying proxy intend to vote (i) for the Transaction (as hereinafter defined), including the issuance of 4,269,820 shares of Class A Common Stock (see EXHIBITS A and B to this Proxy Statement); (ii) for the nominees named herein as Class B Directors of the Company; (iii) for the adoption of the 1998 Stock Option Plan (see EXHIBIT C to this Proxy Statement); and (iv) for the adoption of the 1998 Employee Stock Purchase Plan (see EXHIBIT D to this Proxy Statement).


     Stockholders who execute proxies may revoke them by delivering subsequently dated proxies or by giving written notice of revocation to the Secretary of the Company at any time before such proxies are voted. No proxy will be voted if the stockholder attends the meeting and elects to vote in person.

     The Board of Directors does not know of any matter other than as set forth herein that is expected to be presented for consideration at the meeting. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

     A copy of the Annual Report of the Company containing financial statements for the fiscal year ended February 28, 1998, is included herewith, but is not to be considered part of the proxy soliciting materials.

     The Company's principal executive offices are located at 1983 Marcus Avenue, Lake Success, New York 11042.

                  RECORD DATE, OUTSTANDING VOTING SECURITIES,
                        VOTING RIGHTS AND VOTE REQUIRED


     Only stockholders of record at the close of business on August 21, 1998 (the "Record Date") will be entitled to notice of, and to vote at, the meeting and any adjournment thereof. As of the Record Date, 21,508,008 shares of the Company's Class A Common Stock, $.01 par value per share (the "Class A Common Stock"), and 1,041,249 shares of the Company's Class B Common Stock, $.01 par value per share (the "Class B Common Stock," and, collectively with the Class A Common Stock, the "Common Stock"), were outstanding. As of the Record Date, the Class A Common Stock was held of record by approximately 295 holders and the Class B Common Stock was held of record by approximately 461 holders (in each case, including brokerage firms holding stock in "street name" and other nominees).


     Each holder of record of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held by such holder. Each holder of record of Class B Common Stock is entitled to ten votes (except in certain circumstances which are inapplicable to the election of directors and the other proposals to be considered at the Annual Meeting) for each share of Class B Common Stock held by such holder. A holder may own both Class A Common Stock and Class B Common Stock, in which case such holder will be entitled to one vote for each share of Class A Common Stock and ten votes for each share of Class B Common Stock held by such holder.


     The affirmative vote of a majority of the votes of holders of shares of Class A and Class B Common Stock, voting together as one class, represented at the meeting in person or by proxy is necessary for the approval of the Transaction, including the issuance of 4,269,820 shares of Class A Common Stock, for the election of the nominees for Class B Directors, for the adoption of the 1998 Stock Option Plan and for the adoption of the 1998 Employee Stock Purchase Plan. As of the Record Date, there were 21,508,008 shares of Class A Common Stock and 1,041,249 shares of Class B Common Stock held of record, of which 214,981 shares, and 723,375 shares, respectively, were held by the executive officers and directors of the Company. The executive officers and directors will control approximately 23.3% of the votes entitled to be cast at the annual meeting by holders of Common Stock. The executive officers and directors of the Company intend to vote their shares for the approval of the Transaction, including the issuance of 4,269,820 shares of Class A Common Stock, for the election of the nominees for Class B Directors, for the adoption of the 1998 Stock Option Plan and for the adoption of the 1998 Employee Stock Purchase Plan.


     With respect to abstentions, the shares will be considered present at the meeting for a particular proposal, but since they are not affirmative votes for the proposal, they will have the same effect as a vote withheld on the election of the Class B Directors or a vote against such other proposal, as the case may be. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on the proposal, those shares will be considered as present at the meeting for a particular proposal, but will not be counted in determining the number of shares necessary for approval of the proposal.


     There are boxes on the proxy card to vote for or against or to abstain on the Transaction, including the issuance of 4,269,820 shares of Class A Common Stock, the adoption of the 1998 Stock Option Plan and the adoption of the 1998 Employee Stock Purchase Plan, respectively. There is also a box on the proxy card to vote for or to withhold authority to vote for the nominees for Class B Directors.

                 OWNERSHIP OF SECURITIES BY CERTAIN BENEFICIAL
                         OWNERS, DIRECTORS AND OFFICERS

     The following table sets forth information as of the Record Date with respect to the beneficial ownership of the Company's Class A Common Stock, Class B Common Stock and the Company's Class A Preferred Stock, $1.00 par value per share (the "Class A Preferred Stock"), by (i) each person known to the Company who beneficially owns more than 5% of any class of voting securities of the Company, (ii) each director of the Company, (iii) the Company's Chief Executive Officer and five other executive officers (the "Named Executive Officers"), and
(iv) all directors and executive officers of the Company as a group.

CLASS A AND CLASS B COMMON STOCK


                                                           AMOUNT AND NATURE OF
                                                          BENEFICIAL OWNERSHIP(1)
                           -------------------------------------------------------------------------------------
                                                 PERCENTAGE OF                     PERCENTAGE OF
                              NUMBER OF           OUTSTANDING       NUMBER OF       OUTSTANDING
                              SHARES OF            SHARES OF        SHARES OF        SHARES OF     PERCENTAGE OF
         NAME OF               CLASS A              CLASS A          CLASS B          CLASS B       OUTSTANDING
    BENEFICIAL OWNER       COMMON STOCK(2)       COMMON STOCK    COMMON STOCK(3)   COMMON STOCK     VOTES OWNED
    ----------------       ---------------       -------------   ---------------   -------------   -------------
Stephen Savitsky(4)......     1,675,454(5)(6)         7.3%           342,738           32.9%           15.2%
David Savitsky(4)........     1,624,153(6)(7)(8)      7.0%           378,537(9)        36.4%           16.2%
Bernard J.
  Firestone(10)..........         1,500(11)             *              2,100(12)          *               *
Jonathan J.
  Halpert(10)............            --                --                 --             --              --
Donald Meyers(10)........         2,000(13)             *                 --             --               *
Gary Tighe(10)...........           100                 *                 --             --               *
Edward Teixeira(10)......        77,800(14)             *                 --             --               *
Cynthia Nye(10)..........        44,000(15)             *                 --             --               *
Sandra Parshall(10)......        16,667(16)             *                 --             --               *
S Squared Technology
  Corp.(17)..............     2,714,500              12.6%                --             --             8.5%
Dimensional Fund
  Advisors, Inc.(18).....     1,372,460               6.4%                --             --             4.3%
Wellington Management
  Company, LLP(19).......     2,195,000              10.2%                --             --             6.9%
All executive officers
  and directors as a
  group (12 persons).....     3,348,567(6)(20)       13.6%           723,375           69.5%           30.3%


---------------

* Less than one percent

CLASS A PREFERRED STOCK(21)

                                                                      AMOUNT AND NATURE OF
                                                                    BENEFICIAL OWNERSHIP(22)
                                                          --------------------------------------------
                                                                                      PERCENTAGE OF
                                                            NUMBER OF SHARES OF     OUTSTANDING SHARES
                NAME OF BENEFICIAL OWNER                  CLASS A PREFERRED STOCK         OWNED
                ------------------------                  -----------------------   ------------------
Stephen Savitsky........................................        333 1/3                     50%
David Savitsky..........................................        333 1/3                     50%
All executive officers and directors as a group (12
  persons)..............................................        666 2/3                    100%

---------------

 (1) "Beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. In general, a person is treated as the "beneficial owner" of stock under Rule 13d-3 if such person has (or shares) (i) either investment power or voting power over such stock (which may be by means of a contract, arrangement, understanding, relationship or otherwise), or (ii) the right to acquire such stock within 60 days, including by means of the exercise of an option or the conversion of a convertible security. Each beneficial owner's percentage of ownership and percentage of votes is determined by assuming that options that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date of this table have been exercised. Except as indicated in the footnotes that follow, shares listed in the table are held with sole voting and investment power.

 (2) Each holder of record of shares of Class A Common Stock is entitled to one vote per share held by such holder.

 (3) Each holder of record of Class B Common Stock is entitled to ten votes for each share of Class B Common Stock held by such holder, except in certain circumstances which are inapplicable to the election of directors and the other proposals to be considered at the Annual Meeting.

 (4) The address of each of these persons is c/o Staff Builders, Inc., 1983 Marcus Avenue, Lake Success, New York 11042. Each of these persons has sole power with respect to the voting and investment of the shares which he owns, except as follows: on November 1, 1991, Ephraim Koschitzki, a former executive officer and director of the Company, granted to Stephen Savitsky and David Savitsky a ten year revocable proxy to vote all shares of Common Stock now or hereafter owned of record by him. The Company believes that Mr. Koschitzki beneficially owns 225,440 shares of Class A Common Stock underlying options granted to him. As a result, (i) Stephen Savitsky has sole voting and investment power with respect to 1,450,014 shares of Class A Common Stock and 342,738 shares of Class B Common Stock and has shared voting power with respect to the 225,440 shares of Class A Common Stock beneficially owned by Mr. Koschitzki and (ii) David Savitsky has sole voting and investment power with respect to 1,398,563 shares of Class A Common Stock and 377,537 shares of Class B Common Stock and has shared voting power with respect to the 225,440 shares of Class A Common Stock beneficially owned by Mr. Koschitzki.

 (5) Includes options to purchase 595,923 shares of Class A Common Stock under the 1994 Performance-Based Stock Option Plan, options to purchase 397,000 shares of Class A Common Stock under the 1993 Stock Option Plan and options to purchase 334,000 shares of Class A Common Stock under the 1986 Non-Qualified Stock Option Plan.

 (6) Includes options to purchase 225,440 shares of Class A Common Stock granted to Ephraim Koschitzki which are subject to the revocable proxy referred to in footnote 4 above.

 (7) Includes options to purchase 595,923 shares of Class A Common Stock under the 1994 Performance-Based Stock Option Plan, options to purchase 397,000 shares of Class A Common Stock under the 1993 Stock Option Plan and options to purchase 320,000 shares of Class A Common Stock under the 1986 Non-Qualified Stock Option Plan.

 (8) Includes 150 shares of Class A Common Stock held by David Savitskys' wife. Mr. Savitsky disclaims beneficial ownership of these shares.

 (9) Includes 1,000 shares of Class B Common Stock held by Mr. Savitskys' wife as trustee for the benefit of their three children. Mr. Savitsky disclaims beneficial ownership of these shares.

(10) The address of each of these persons is c/o Staff Builders, Inc., 1983 Marcus Avenue, Lake Success, New York 11042. Each of these persons has sole power with respect to the voting and investment of the shares which he owns.

(11) Includes options to purchase 1,500 shares of Class A Common Stock under the 1986 Non-Qualified Stock Option Plan.

(12) Includes 1,000 shares of Class B Common Stock held by Dr. Firestone's wife. Dr. Firestone disclaims beneficial ownership of these shares.

(13) Includes 2,000 shares of Class A Common Stock held by Mr. Meyers' wife. Mr. Meyers disclaims beneficial ownership of these shares.

(14) Includes options to purchase 25,000 shares of Class A Common Stock under the 1994 Performance-Based Stock Option Plan, options to purchase 15,000 shares of Class A Common Stock under the 1986 Non-Qualified Stock Option Plan, options to purchase 27,800 shares of Class A Common Stock under the 1983 Incentive Stock Option Plan and options to purchase 10,000 shares of Class A Common Stock under the 1993 Stock Option Plan.

(15) Includes options to purchase 15,000 shares of Class A Common Stock under the 1994 Performance-Based Stock Option Plan, options to purchase 1,000 shares of Class A Common Stock under the 1986 Non-Qualified Stock Option Plan, options to purchase 18,000 shares of Class A Common Stock under the 1983 Incentive Stock Option Plan and options to purchase 10,000 shares of Class A Common Stock under the 1993 Stock Option Plan.

(16) Includes options to purchase 16,667 shares of Class A Common Stock under the 1993 Stock Option Plan.

(17) S Squared Technology Corp. ("S Squared"), a registered investment adviser, is located at 515 Madison Avenue, New York, New York 10022. Includes 2,502,500 shares of Class A Common Stock for which S Squared has sole voting and sole investment power and 212,000 shares of Class A Common Stock for which S Squared has shared voting and shared investment power. The shares are owned by limited partnerships for which S Squared is the sole general partner, by advisory clients of S Squared, and by Seymour Goldblatt, the principal of S Squared, and members of his family.

(18) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is located at 1299 Ocean Avenue, Santa Monica, California 90401. Dimensional is deemed to have beneficial ownership of 1,372,460 shares of Class A Common Stock as of December 31, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(19) Wellington Management Company, LLP ("Wellington"), a registered investment adviser, is located at 75 State Street, Boston, Massachusetts 02109. Includes 1,965,000 shares of Class A Common Stock, for which Wellington has shared voting and shared investment power and 230,000 shares of Class A Common Stock for which Wellington has shared investment power.

(20) Includes options to purchase 1,315,179 shares of Class A Common Stock under the 1994 Performance Based Stock Option Plan, options to purchase 840,667 shares of Class A Common Stock under the 1993 Stock Option Plan, options to purchase 681,500 shares of Class A Common Stock under the 1986 Non-Qualified Stock Option Plan and options to purchase 70,800 shares of Class A Common Stock under the 1983 Incentive Stock Option Plan.

(21) The approval of holders of two-thirds of the shares of Class A Preferred Stock is required to approve certain business combinations with respect to the Company.

(22) Each person has sole power with respect to the voting and investment of the shares which such person owns.

         PROPOSAL 1 -- APPROVAL OF THE ISSUANCE OF 4,269,820 SHARES OF
          CLASS A COMMON STOCK TO STEPHEN SAVITSKY AND DAVID SAVITSKY
         IN EXCHANGE FOR ALL OF THEIR SHARES OF CLASS A PREFERRED STOCK


     The Board of Directors (by action of the Independent Committee (as hereinafter defined)) has approved (subject to stockholder approval), and is hereby soliciting stockholder approval of an agreement among Stephen Savitsky, Chairman of the Board, President and Chief Executive Officer of the Company, David Savitsky, a Director, Chief Operating Officer, Executive Vice President, Secretary and Treasurer of the Company (together, the "Transferring Stockholders" or "Messrs. Savitsky") and the Company by which (i) the Transferring Stockholders will exchange a total of 666 2/3 shares of Class A Preferred Stock, $1.00 par value per share, representing all of the Company's issued and outstanding Class A Preferred Stock, for a total of 4,269,820 newly-issued shares of Class A Common Stock, $.01 par value per share; and (ii) the Transferring Stockholders will convert all of their 720,275 shares of Class B Common Stock, $.01 par value per share, into an equal number of shares of Class A Common Stock (the "Transaction"). A copy of the agreement relating to the Transaction is annexed as EXHIBIT A to this Proxy Statement. Stockholder approval of the Transaction, including the issuance of 4,269,820 shares of Class A Common Stock, is sought in order to comply with a requirement for maintaining the quotation of the Class A Common Stock on the Nasdaq National Market. This requirement provides that certain issuances of shares to officers or directors require stockholder approval. Due to their interest in the Transaction, Messrs. Savitsky did not participate in the consideration or vote by the Board of Directors on the Transaction. A committee of the independent directors (the "Independent Committee"), consisting of Jonathan J. Halpert, Bernard J. Firestone and Donald Meyers, acted on behalf of the Board of Directors in unanimously approving the Transaction and recommending it for approval by the stockholders. The Company intends to complete the Transaction as soon as practicable following stockholder approval. The Transaction is intended to constitute a recapitalization of the Company pursuant to Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code").



  The Transaction


     Pursuant to the Transaction, the Company is proposing to exchange a total of 4,269,820 shares of its Class A Common Stock for 666 2/3 shares of the Class A Preferred Stock held by Messrs. Savitsky. Messrs. Savitsky each own 333 1/3 shares of Class A Preferred Stock, and each of them will receive 2,134,910 shares of Class A Common Stock in exchange therefor. As part of the exchange of their Class A Preferred Stock for shares of Class A Common Stock, Messrs. Savitsky have agreed to convert their shares of Class B Common Stock into an equal number of shares of Class A Common Stock. In the Transaction, the shares of Class A Preferred Stock presently owned by the Transferring Stockholders will be retired by the Company.


     As of the Record Date, there were 666 2/3 shares of Class A Preferred Stock outstanding, all of which are held by Messrs. Savitsky. As of the Record Date, there were 21,508,008 shares of Class A Common Stock outstanding, of which 208,731 shares, in the aggregate, were owned by Messrs. Savitsky, and 1,041,249 shares of Class B Common Stock outstanding, of which 720,275 shares, in the aggregate, were owned by Messrs. Savitsky. For a description of the voting powers, preferences and rights of the Class A and Class B Common Stock and the Class A Preferred Stock, see "Description of Capital Stock" below. If the Transaction is consummated, the Company will have no outstanding shares of Class A Preferred Stock and will have 26,498,103 shares of Class A Common Stock and 320,974 shares of Class B Common Stock outstanding.



     Prior to the Transaction, by virtue of their ownership of 208,731 shares of Class A Common Stock and 720,275 shares of Class B Common Stock (each share of Class B Common Stock, generally, carries ten votes per share; see "Description of Capital Stock"), Messrs. Savitsky control 23.2% of the combined voting power of the outstanding shares of Class A and Class B Common Stock. If the Transaction is consummated, Messrs. Savitsky will together own 5,198,826 shares of Class A Common Stock, which would represent 17.5% of the combined voting power of the outstanding shares of Class A and Class B Common Stock. Prior to the Transaction, Messrs. Savitsky control 100% of the voting power of the Class A Preferred Stock, and if the Transaction is consummated, there will be no Class A Preferred Stock outstanding. The foregoing information with respect to the ownership of Class A Common Stock by Messrs. Savitsky and their combined voting control does not include options to purchase an aggregate of 4,440,822 shares of Class A Common Stock held by Messrs. Savitsky or as to which Messrs. Savitsky have shared voting power. The options held by Messrs. Savitsky are exercisable at prices ranging from $1.75 to $3.75 per share. In connection with its approval of the Transaction, the Independent Committee determined that Messrs. Savitsky would not be eligible for the grant of options under the Company's 1998 Stock Option Plan.

     On July 13, 1998, the Independent Committee was formed to determine whether the Transaction is in the best interest of the Company and its common stockholders. Cain Brothers & Company LLC ("Cain Brothers"), an independent firm of financial advisors and appraisers, which was retained by the Independent Committee for purposes of reviewing the terms of the Transaction, has given its opinion that as of the Record Date, the exchange by the Transferring Stockholders of 666 2/3 shares of the Class A Preferred Stock for 4,269,820 shares of Class A Common Stock, together with the conversion of the 720,275 shares of Class B Common Stock owned by Messrs. Savitsky for an equal number of shares of Class A Common Stock, is fair from a financial point of view to the holders of the Class A and Class B Common Stock. The opinion of that firm is annexed as EXHIBIT B to this Proxy Statement. After consultation with Cain Brothers, review of Cain Brothers' opinion, consideration of the complexities of the Company's capital structure and the disproportionate voting rights attributable to securities held by Messrs. Savitsky, and review of the terms of the Transaction, the Independent Committee recommended to the Board of Directors that the proposed Transaction be approved and recommended to the stockholders for approval. For a description of the factors considered by the Independent Committee, see "Purposes of the Transaction" and for principles on which the Cain Brothers opinion is based, see "Opinion of Financial Advisor."

  Description of Capital Stock


     Class A Preferred Stock. On May 27, 1994, at a Special Meeting of the Board of Directors, the Board, pursuant to authority conferred on it in the Company's Restated Certificate of Incorporation (the "Restated Certificate of Incorporation"), adopted a resolution providing for the creation of the Class A Preferred Stock and the issuance of 333 1/3 shares of Class A Preferred Stock to Stephen Savitsky and 333 1/3 shares of Class A Preferred Stock to David Savitsky. Holders of Class A Preferred Stock are entitled to receive non-cumulative, preferential dividends of $1.00 per share per annum. The Class A Preferred Stock has a liquidation preference of $1.00 per share and holders of Class A Preferred Stock have no voting rights except as provided in Article EIGHTH of the Company's Restated Certificate of Incorporation.


     Article EIGHTH of the Restated Certificate of Incorporation prohibits the Company from consummating certain transactions with Interested Stockholders (as hereinafter defined) that are not approved by a majority of the Continuing Directors (as hereinafter defined) unless such transactions are approved by the holders of at least 80% of the common stock and 66% of the Class A Preferred Stock. Transactions subject to the Article EIGHTH voting requirements include mergers or consolidations, sales of assets having a value in excess of $1 million and the issuance of securities having a value in excess of $1 million, in each case with or to an Interested Stockholder or its affiliates. An "Interested Stockholder" is defined as any person (other than the Company or any subsidiary) who is (i) the beneficial owner of more than 10% of the voting power of the outstanding voting stock; (ii) an affiliate of the Company who was a beneficial owner of more than 10% of the voting power of the outstanding voting stock at any time within the two year period immediately prior to the date in question; or (iii) an assignee of or has otherwise succeeded to any shares of voting stock which were beneficially owned within the two year period in question by an Interested Stockholder. A "Continuing Director" is defined as any Board member who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder. Any amendment to Article EIGHTH requires the approval of the holders of 66% of the Class A Preferred Stock.

     Common Stock. The common stock of the Company consists of two classes, Class A Common Stock and Class B Common Stock. There are 50,000,000 shares of Class A Common Stock, $.01 par value per share, and 1,554,936 shares of Class B Common Stock, $.01 par value per share, authorized. The Class A Common Stock and Class B Common Stock are identical to each other except for the difference in voting rights. Holders of Class A and Class B Common Stock vote as a single class, but holders of Class A Common Stock have 1 vote per share and holders of the Class B Common Stock have ten votes per share, on all corporate matters submitted to stockholders; provided, however, that for purposes of any vote on a proposal submitted to the stockholders solely under Article EIGHTH of the Restated Certificate of Incorporation and for purposes of any vote on a proposal to amend or repeal such Article EIGHTH and certain other provisions of the Restated Certificate of Incorporation, a holder of Class B Common Stock is entitled to only one vote. In addition, each share of Class B Common Stock is convertible into one share of Class A Common Stock. Any attempted transfer of shares of Class B Common Stock (except in certain limited circumstances) is treated as an irrevocable election by the holder thereof to convert such shares into shares of Class A Common Stock.

  Value of Class A Preferred Stock

     If a majority of the Continuing Directors do not approve a business combination with an Interested Stockholder under Article EIGHTH of the Company's Restated Certificate of Incorporation, the Interested Stockholder needs to secure the votes of holders of 66% of the Class A Preferred Stock and 80% of the Common Stock in order to complete the business combination. Because Messrs. Savitsky together own all of the outstanding Class A Preferred Stock, in a transaction in which Article EIGHTH applies, either one of them could block such a transaction even if the Interested Stockholder or its affiliate offers an attractive change of control premium to the common stockholders. Under such conditions, even if the votes of holders of 80% of the common stock approved the business combination, the Class A Preferred Stockholders could prevent it. Such an action would prevent the common stockholders from receiving a change of control premium.

     The blocking power of the Class A Preferred Stock is the feature that gives it value. The Independent Committee believes that, as a practical matter, any potential acquiror of the Company in an "unfriendly" context would have to negotiate directly and separately with the Transferring Stockholders, as holders of the Class A Preferred Stock, in order to win their support. Thus, the blocking power of the holders of the Class A Preferred Stock becomes a controlling interest in the Company under certain circumstances. If Messrs. Savitsky were to surrender their controlling interest, it is reasonable to expect that they would be compensated for it. In determining the appropriate amount to pay to the Transferring Stockholders in exchange for their surrender of the controlling interest represented by the Class A Preferred Stock, the Independent Committee, in consultation with Cain Brothers, examined control premiums paid in recent health care services transactions and considered other elements of value to be derived from the Transaction. Based on this analysis, the Independent Committee determined that the value of the Transaction including the change of control premium attributable to surrender of the Class A Preferred Stock and other elements of value is approximately 19% of the market value of the Company. Cain Brothers has advised the Independent Committee that on a percentage basis this value premium falls substantially below the mean and median change of control premiums for both recent health care services transactions generally and home health care services transactions in particular.


     Although the Independent Committee believes that the elimination of the Class A Preferred Stock would make a business combination with an Interested Stockholder more likely, the Certificate of Incorporation and By-Laws of the Company contain certain other provisions which may have the effect of discouraging or impeding certain types of transactions involving actual or threatened changes in control of the Company. See "Existing Provisions of Restated Certificate of Incorporation and By-Laws." In addition, after the Transaction, Messrs. Savitsky together will have 17.5% of the combined voting power of the common stock.


  Purposes of the Transaction

     The primary purpose of the Transaction is to eliminate the Class A Preferred Stock and to reduce the voting rights of Messrs. Savitsky through conversion of their outstanding shares of Class B Common Stock into an equal number of shares of Class A Common Stock. The Independent Committee believes that the common stockholders of the Company will realize several benefits from the Transaction. First, the ability of the holders of the Class A Preferred Stock to block a change of control in certain circumstances will be eliminated. Second, the 10 to 1 voting power associated with Messrs. Savitskys' Class B Common Stock, which gives rise to a significantly greater influence over the outcome of matters generally submitted to a vote of stockholders than their pecuniary interests in the Company would otherwise warrant, also will be eliminated. Third, the Transaction will serve to more closely align the interests of the Company's two most senior executives with the interests of the holders of the Class A Common Stock. Finally, the Company's complicated capital and voting structure will be substantially eliminated.

     Elimination of Class A Preferred Stock's Blocking Power. If a majority of the Continuing Directors approves a business combination with an Interested Stockholder, the Interested Stockholder only needs to secure the vote of holders of a majority of the voting power of the Company's common stock to approve the business combination. However, as discussed above under "Value of Class A Preferred Stock," the holders of the Class A Preferred Stock could prevent the common stockholders from receiving a change of control premium in the context of an attempted "unfriendly" takeover. The Independent Committee deems the elimination of this blocking power to be in the best interest of the Company and its stockholders.

     Elimination of Transferring Stockholders' 10 to 1 Voting Power. As of the Record Date, Messrs. Savitsky have, in the aggregate, 23.2% of the total voting power of the common stock. This voting power is substantially greater than the combined 4.1% of the outstanding shares of common stock held by Messrs. Savitsky. Accordingly, by virtue of their ownership of Class B Common Stock, Messrs. Savitsky have significantly greater influence over the outcome of matters submitted to the vote of common stockholders than their pecuniary interest in the Company would otherwise warrant. The Independent Committee believes that this divergence between voting power and economic interest is no longer in the best interest of the Company and its stockholders. If the Transaction is approved and consummated, the voting power and pecuniary interest of Messrs Savitsky attributable to their common stock ownership will be substantially the same. They will own 19.4% of the outstanding shares of common stock and will control 17.5% of the voting power of the Common Stock.

     Alignment of Interests Between Senior Management and Common
Stockholders. While Messrs. Savitsky are the two most senior executives of the Company, they each own relatively modest percentages of the outstanding Class A Common Stock. Third parties could infer from their modest ownership of Class A Common Stock, and their more substantial ownership of Class B Common Stock and Class A Preferred Stock, that Messrs. Savitskys' interests may not necessarily be directly aligned with the holders of Class A Common Stock. Moreover, third parties could infer that, because their Class A Preferred Stock and Class B Common Stock have blocking rights, they will be content to entrench themselves instead of maximizing shareholder value. Such inferences could discourage third parties from initiating strategic discussions with the Company. The Independent Committee believes that eliminating the Class A Preferred Stock and converting Messrs. Savitskys' shares of Class B Common Stock into Class A Common Stock will better align the interests of Messrs. Savitsky with the interests of the common stockholders.

     Substantial Elimination of Complex Capital and Voting Structure. Based on discussions with its financial advisor, the Independent Committee believes that potential investors may have been deterred from investing in the Company and analysts who otherwise would be inclined to follow the Company in their reports and recommendations may have been deterred from doing so due to the voting power of the Transferring Stockholders. It is the opinion of the Company's financial advisor, Cain Brothers, that the complex capital and voting structure of the Company potentially serves to confuse and discourage stock analysts and investors. The Independent Committee believes that the Transaction will simplify the Company's capital and voting structure and, as a result, will encourage analysts to follow the Company and enhance the Company's ability to raise capital more efficiently and economically through the issuance, if necessary, of additional equity securities.

  Effect of the Transaction on Existing Stockholders

     The consummation of the Transaction is expected to have a number of beneficial effects on the current common stockholders, as more fully described under "Purposes of the Transaction."

     The consummation of the Transaction also will have a dilutive effect. The Transaction will result in the issuance of 4,269,820 shares of Class A Common Stock to Messrs. Savitsky, an increase of 19% in the number of outstanding shares of common stock. This increase will likely have the effect of decreasing the Company's earnings per share. Such dilution could result in a decrease in the per share trading price of the Class A

Common Stock, as quoted on the Nasdaq Stock Market's National Market (the "Nasdaq National Market"), and, if the price of the Class A Common Stock as quoted on the Nasdaq National Market is below $1, the quotation of the Class A Common Stock on the Nasdaq National Market could cease.



     A minimum per share price of $1.00 is one of several continued maintenance requirements for the Class A Common Stock to remain authorized for trading on the Nasdaq National Market. If the Class A Common Stock is not listed on the Nasdaq Stock Market, trading, if any, in the Class A Common Stock would thereafter be conducted in the non-Nasdaq over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." Consequently, the liquidity of the Company's securities could be impaired, not only in the number of shares of Class A Common Stock that would be bought and sold, but also through delays in the timing of transactions, reduction in security analyst coverage of the Company and lower prices for the Class A Common Stock than might otherwise be attained. Consequently, investors could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of the Company's Class A Common Stock. In addition, delisting could result, in certain circumstances, in the Class A Common Stock becoming characterized as a low-priced or "penny" stock. In such event, the market liquidity for the Company's securities could be severely affected as the Class A Common Stock would be subject to compliance with The Securities Enforcement and Penny Stock Reform Act of 1990. The regulations governing low-priced, so-called "penny" stocks could limit the ability of broker-dealers to sell the Company's Class A Common Stock and, in turn, the ability of stockholders to sell their Class A Common Stock.


  Opinion of Financial Advisor

     The Company has engaged Cain Brothers to act as its financial advisor in connection with the Transaction and to render its opinion (the "Cain Brothers Opinion") as to whether the exchange of Messrs. Savitskys' 666 2/3 shares of Class A Preferred Stock for 4,269,820 shares of Class A Common Stock, together with the conversion of Messrs. Savitskys' 720,275 shares of Class B Common Stock into an equal number of shares of Class A Common Stock, is fair from a financial point of view to the holders of the Class A and Class B Common Stock.

     On July 14, 1998, Cain Brothers participated telephonically in a meeting among members of the Independent Committee, and on July 16 and 27, 1998, Cain Brothers participated in person in meetings among members of the Independent Committee in connection with their evaluation of the Transaction. On July 24, 1998, Cain Brothers delivered its draft opinion, which opinion was subsequently confirmed in a final written opinion, that, as of the date hereof and subject to certain assumptions, factors and limitations described below, the exchange of 666 2/3 shares of the Class A Preferred Stock for 4,269,820 shares of Class A Common Stock, together with the conversion of Messrs. Savitskys' shares of Class B Common Stock into an equal number of shares of Class A Common Stock, is fair from a financial point of view to the holders of the Class A and Class B Common Stock.


     THE FULL TEXT OF THE WRITTEN OPINION OF CAIN BROTHERS, DATED AUGUST 27, 1998, WHICH SETS FORTH ASSUMPTIONS MADE, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY CAIN BROTHERS, IS ATTACHED AS EXHIBIT B TO THIS PROXY STATEMENT. THE SUMMARY OF THE CAIN BROTHERS OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.


     No limitations were imposed by the Independent Committee on the scope of Cain Brothers' investigation or procedures to be followed by Cain Brothers in rendering its opinion. In arriving at its opinion, Cain Brothers did not ascribe a specific range of values to the Class A Preferred Stock or Class B Common Stock, but made its determination as to the fairness of the transaction on the basis of the financial and comparative analyses described below. The Cain Brothers Opinion is for the use and benefit of the Independent Committee. It does not constitute a recommendation to any common stockholder as to how such stockholder should vote on the proposed Transaction. Cain Brothers is not expressing any opinion as to the prices at which the Class A Common Stock will trade following the announcement or consummation of the Transaction.

     In arriving at its opinion, Cain Brothers, among other things: (1) reviewed the Restated Certificate of Incorporation; (2) discussed with the Independent Committee and senior members of management the reasons for the establishment of the Class A Preferred Stock and the Class B Common Stock and certain issues that arise under the Restated Certificate of Incorporation; (3) considered the number of shares and the indicated value of the Class A Common Stock that Messrs. Savitsky will receive upon exchange of their Class A Preferred Stock and the share dilution that will be experienced by the existing common stockholders upon such exchange; (4) reviewed certain information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished by the Company; (5) compared certain financial and operating characteristics of the Company in comparison to those of its competitors; (6) considered the rationale for purchase premiums paid in change of control situations, such as sales or mergers of businesses, and studied empirical data relating to actual change of control premiums paid in the health care services industry; and (7) considered elements of value to be derived from the exchange in addition to the elimination of the Class A Preferred Stock blocking right.

     In preparing its opinion, Cain Brothers assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to them by the Company or publicly available. Cain Brothers has not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company. The Cain Brothers Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof.

     In its opinion letter, Cain Brothers set forth the Company's request and the firm's conclusion in the following language:


     "You have asked us whether, in our opinion, the exchange of 666 2/3 shares of Class A Preferred Stock for 4,269,820 shares of Class A Common Stock, together with the conversion of Messrs. Savitskys' 720,275 shares of Class B Common Stock into an equal number of shares of Class A Common Stock, is fair from a financial point of view to the holders of the Class A and Class B Common
Stock of the Company. . . . [W]e are of the opinion that, as of the date hereof, the proposed exchange of Class A Preferred Stock for Class A Common Stock, together with Messrs. Savitskys' agreement to convert their shares of Class B Common Stock for an equal number of shares of Class A Common Stock, is fair from a financial point of view to the holders of the Company's Class A and Class B Common Stock."


     Cain Brothers is a nationally recognized investment banking firm that focuses principally on health care finance, and, as part of its investment banking activities, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placement and valuations for corporate and for other purposes. The Company selected Cain Brothers to act as its financial advisor in connection with the Transaction because of its reputation as a capable, high-integrity company with wide-ranging health care investment banking skills, substantial experience in transactions comparable to the Transaction and because it is familiar with the Company and its business and the health care services industry generally.

     In connection with Cain Brothers' services as financial advisor to the Company, the Company has agreed to pay Cain Brothers $200,000. In addition, in connection with the rendering of financial advisory services to the Company with respect to the Transaction, the Company has agreed to reimburse Cain Brothers for certain out-of-pocket expenses incurred in connection with its services to the Company and to indemnify Cain Brothers and certain related persons against certain liabilities and expenses in connection with the Transaction, including liabilities under federal securities laws.

     Cain Brothers has no affiliation or relationship with the Company, its subsidiaries or any of its affiliates. The Company does not own any stock in Cain Brothers and is advised that Cain Brothers does not own any stock in the Company. Cain Brothers has not previously provided financial advisory services for which it received compensation from the Company.

  Existing Provisions of Restated Certificate of Incorporation and By-Laws



     The Company's Restated Certificate of Incorporation and By-laws currently contain provisions which may have the effect of discouraging or impeding certain types of transactions involving actual or threatened changes of control of the Company.



     Classified Board of Directors. Under the Restated Certificate of Incorporation, the Company's Board of Directors is divided in to three classes. A separate election is held for each class of Directors, and the classes have three-year staggered terms so that no two classes are elected in the same year. In the case of a classified board, Delaware Law provides that a director or the entire Board of Directors may be removed by the shareholders only for cause. The Restated Certificate of Incorporation provides that any director or the entire Board of Directors may be removed at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of the outstanding Class A and Class B Common Stock. In addition, the affirmative vote of the holders of at least 80% of the voting power of the outstanding Class A and Class B Common Stock (with the Class B Common Stockholders having one vote per share) is required to amend, alter or repeal the foregoing provisions.



     Shareholder Action by Unanimous Written Consent. The Restated Certificate of Incorporation provides that no action required to be taken or which may be taken at either an annual or special meeting of shareholders may be taken by written consent without a meeting. In addition, the affirmative vote of the holders of at least 80% of the voting power of the outstanding Class A and Class B Common Stock (with the Class B Common Stockholders having one vote per share) is required to amend, alter or repeal the foregoing provision.



     Special Meetings of the Shareholders. The Restated Certificate of Incorporation and By-Laws provide that special meetings of the shareholders may only be called by the Board of Directors. Any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting and may not be effected by any consent in writing by such stockholders. In addition, the affirmative vote of the holders of at least 80% of the voting power of the outstanding Class A and Class B Common Stock (with the Class B Common Stockholders having one vote per share) is required to amend, alter or repeal the foregoing provisions.



     Supermajority Voting Requirements In Change of Control Transactions. The Restated Certificate of Incorporation provides that the affirmative votes of the holders of (i) at least 66% of the outstanding Class A Preferred Stock, and (ii) at least 80% of the outstanding Class A and Class B Common Stock (with the Class B Common Stockholders having one vote per share), are required before an Interested Stockholder can consummate certain business combinations with the Company if such transactions are not approved by a majority of the Continuing Directors. The affirmative vote of the holders of at least 80% of the voting power of the shares of Preferred Stock, Class A and Class B Common Stock, each voting separately as a class, are required to amend, repeal or adopt any provision inconsistent with the foregoing provision.


  NASDAQ Approval Requirement

     The issuance by the Company of the Class A Common Stock is subject to stockholder approval pursuant to the rules applicable to companies whose securities are traded on the Nasdaq National Market. Rule 4460(i)(A) of the Nasdaq Stock Market rules requires stockholder approval of a plan or arrangement pursuant to which stock may be acquired by officers or directors (except in certain circumstances which are inapplicable to the Transaction).


  Financial Statements and Other Information


     The Company's audited consolidated balance sheets as of February 28, 1998 and 1997, and the related audited consolidated statements of operations, stockholders' equity and cash flows for each of the three years ended February 28, 1998 (including the notes and schedule thereto and the report of the Company's independent accountants thereon) (collectively, the "February 28, 1998 Financial Statements") contained in the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1998 (the "Annual

Report"), and the Company's unaudited condensed consolidated balance sheets as of May 31, 1998 and February 28, 1998, and the related unaudited condensed consolidated statements of operations and cash flows for the three month periods ended May 31, 1998 and 1997 (including the notes thereto) (collectively, the "May 31, 1998 Financial Statements") contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 1998 (the "Quarterly Report") are incorporated herein by reference.

     The Management's Discussion and Analysis of Financial Condition and Results of Operations contained in Item 7 of the Annual Report and the Management's Discussion and Analysis of Financial Condition and Results of Operations contained in Item 2 of the Quarterly Report are incorporated herein by reference.

  Federal Income Tax Consequences of the Transaction

     The following description of federal income tax consequences is based on the Code, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date of this Proxy Statement. This discussion is for general information only and does not discuss the federal income tax consequences which may apply to non-resident aliens, broker-dealers, stockholders who receive Common Stock in compensatory transactions or insurance companies. This discussion does not address any foreign, state or local tax consequences that may be relevant to the Company's stockholders. Accordingly, stockholders are urged to consult their own tax advisors to determine the particular consequences to them of the Transaction.

     Management believes that no taxable gain or loss will be recognized by the Company, the stockholders of the Company or by the Transferring Stockholders upon consummation of the Transaction. It is expected that the proposed exchange of stock will qualify as a nontaxable reorganization under the Internal Revenue Code of 1954, as amended, and that the Company and the Transferring Stockholders will recognize no gain or loss or other taxable income upon the exchange of shares of Class A Preferred Stock for Class A Common Stock or the conversion of Class B Common Stock into Class A Common Stock. The Company has not, however, requested a ruling from the IRS or an opinion of counsel regarding this issue.

  Termination

     The Board of Directors may terminate the Transaction without the approval of the stockholders.

  No Dissenter's Rights of Appraisal

     Under Delaware Law, stockholders are not entitled to dissenter's rights of appraisal with respect to the Transaction.

                                 VOTE REQUIRED

     Approval of the Transaction, including the issuance of 4,269,820 shares of Class A Common Stock, requires the affirmative vote of a majority of the votes of holders of shares of Class A and Class B Common Stock, voting together as one class, represented at the meeting in person or by proxy.

     THE INDEPENDENT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE TRANSACTION AND THE RELATED ISSUANCE OF 4,269,820 SHARES OF CLASS A COMMON STOCK.

                  PROPOSAL 2 -- ELECTION OF CLASS B DIRECTORS


     The Board of Directors is divided into three classes. One class is elected each year to hold office for a three-year term. Class B is the class whose term will expire at the Annual Meeting. This class consists of two directors, Bernard
J. Firestone and Donald Meyers, who are nominees of the Board of Directors. The nominees for Class B Directors, if elected by a majority of the votes cast at the Annual Meeting, will serve until the 2001 Annual Meeting and until their successors are elected and qualified. Unless otherwise instructed by the stockholders, it is intended that the shares represented by the proxies in the accompanying form will be voted for such nominees. If a nominee should become unavailable to serve for any reason, which the Board of Directors does not presently anticipate, the proxies will be voted for any substitute nominee who may be selected by the Board of Directors prior to or at the meeting or the Board of Directors may elect to fill the vacancy at a later date after selecting an appropriate nominee.

     In addition to the Class B Directors, the Board of Directors consists of three other directors. Stephen Savitsky is a Class C Director whose term expires at the 1999 Annual Meeting and David Savitsky and Jonathan J. Halpert are Class A Directors whose terms expire at the 2000 Annual Meeting.

     The Company's By-Laws require that notice of nomination of persons for election to the Board of Directors, other than those made by the Board of Directors, must be submitted in writing to the Secretary of the Company not less than thirty nor more than sixty days prior to the Annual Meeting. The notice must set forth certain information concerning the nominees and the stockholders making the nominations. Also, within the same period, the Secretary of the Company must receive the nominee's written consent to being a nominee and a statement of intention to serve as a director, if elected.

     Each of the nominees for Class B Directors named in this Proxy Statement has filed with the Company a written consent to being a nominee and a statement of intention to serve as a director, if elected.

     The following table sets forth as to the nominees for election (shown by an asterisk), each other director and each executive officer: (1) such person's name; (2) the year in which such person was first elected (or designated) a director of the Company; (3) biographical information for the last five years;
(4) certain other directorships, if any, held by such person; and (5) such person's age.

                                              PRINCIPAL OCCUPATION DURING THE
                                          PAST FIVE YEARS, ANY OFFICE HELD IN THE   YEAR FIRST ELECTED
               NAME                 AGE     COMPANY AND ANY OTHER DIRECTORSHIPS       AS A DIRECTOR
               ----                 ---   ----------------------------------------  ------------------
Stephen Savitsky..................  52    A founder of the Company, Mr. Savitsky          1983
                                          has served as Chairman of the Board,
                                          Chief Executive Officer and a Director
                                          of the Company since 1983 (and of its
                                          predecessor from 1978 to 1983), and as
                                          President of the Company since November
                                          1991. Mr. Savitsky is the brother of
                                          David Savitsky.
David Savitsky....................  50    A founder of the Company, Mr. Savitsky          1983
                                          has served as Secretary, Treasurer and a
                                          Director of the Company since 1983 (and
                                          of its predecessor from 1978 to 1983),
                                          as Executive Vice President since
                                          December 1987 and as Chief Operating
                                          Officer since April 1991. Mr. Savitsky
                                          is the brother of Stephen Savitsky.

                                              PRINCIPAL OCCUPATION DURING THE
                                          PAST FIVE YEARS, ANY OFFICE HELD IN THE   YEAR FIRST ELECTED
               NAME                 AGE     COMPANY AND ANY OTHER DIRECTORSHIPS       AS A DIRECTOR
               ----                 ---   ----------------------------------------  ------------------
Jonathan J. Halpert, Ph.D.........  53    Dr. Halpert was elected a Director by           1983
                                          the Board of Directors in August 1987.
                                          He previously served as a Director of
                                          the Company from May 1983 until he
                                          resigned from the Board in February
                                          1985. Dr. Halpert is a consultant in the
                                          area of deinstitutionalization of the
                                          mentally retarded and Chief Executive
                                          Officer of the Camelot Community
                                          Residence Program.
*Bernard J. Firestone, Ph.D.......  49    Dr. Firestone was elected a Director by         1987
                                          the Board of Directors in August 1987.
                                          He is the dean of the College of Liberal
                                          Arts and Sciences and professor of
                                          political science at Hofstra University,
                                          where he has been teaching for 23 years.
*Donald Meyers....................  69    Mr. Meyers was elected a Director by the        1994
                                          Board of Directors in August 1994. He
                                          has been an Associate Clinical
                                          Professor, Health Policy and Management,
                                          and the Director of the Resident and
                                          Fellow Program in administration in New
                                          York University's Robert W. Wagner
                                          Graduate School of Public Service since
                                          November 1991. Mr. Meyers is also the
                                          President and sole director and
                                          stockholder of RMR Health & Hospital
                                          Management Consultants, Inc., a health
                                          care consulting firm, where he has been
                                          an executive officer, director and
                                          stockholder since 1976.
Dale R. Clift.....................  47    Mr. Clift has been Executive Vice          Not Applicable
                                          President of Finance and Chief Financial
                                          Officer of the Company since February
                                          1998. From January 1996 through February
                                          1998, Mr. Clift provided consulting
                                          services to a number of companies,
                                          including several in the health care
                                          industry. From April 1994 through
                                          January 1996, Mr. Clift was Executive
                                          Vice President of Rock Bottom
                                          Restaurants, Inc., a restaurant
                                          operator, and, from January 1993 through
                                          April 1994, Mr. Clift was Vice President
                                          of RMD Health Enterprises, Inc.
Edward Teixeira...................  55    Mr. Teixeira has been Senior Vice          Not Applicable
                                          President, Franchising of a principal
                                          subsidiary of the Company since December
                                          1990.
Cynthia Nye.......................  46    Ms. Nye has been Senior Vice President,    Not Applicable
                                          Corporate Support of a principal
                                          subsidiary of the Company since November
                                          1994. From January 1992 through November
                                          1994, Ms. Nye served as Vice President,
                                          Corporate Support of a principal
                                          subsidiary of the Company.

                                              PRINCIPAL OCCUPATION DURING THE
                                          PAST FIVE YEARS, ANY OFFICE HELD IN THE   YEAR FIRST ELECTED
               NAME                 AGE     COMPANY AND ANY OTHER DIRECTORSHIPS       AS A DIRECTOR
               ----                 ---   ----------------------------------------  ------------------
Willard T. Derr...................  41    Mr. Derr has been Senior Vice President    Not Applicable
                                          and Corporate Controller of a principal
                                          subsidiary of the Company since March
                                          1998. From February 1993 to March 1998,
                                          Mr. Derr served as Vice President and
                                          Controller of a principal subsidiary of
                                          the Company.
Sandra Parshall...................  51    Ms. Parshall has been the Senior Vice      Not Applicable
                                          President, National Field Operations, of
                                          a principal subsidiary of the Company
                                          since March 1998. From September 1996
                                          through March 1998, Ms. Parshall served
                                          as the Vice President of Operations of a
                                          principal subsidiary of the Company.
                                          From June 1995 to September 1996, Ms.
                                          Parshall served as a regional director
                                          of operations of a principal subsidiary
                                          of the Company. From 1993 to 1995, Ms.
                                          Parshall was a Divisional Vice President
                                          of Nursefinders, Inc., a home healthcare
                                          and medical staffing company.
Carla Perrotta....................  38    Ms. Perrotta has been the Senior Vice      Not Applicable
                                          President and General Manager of a
                                          principal subsidiary of the Company
                                          since March 1995 and the Chief Operating
                                          Officer since July 1998. From September
                                          1993 to March 1995, Ms. Perrotta served
                                          as the Director of the Company's medical
                                          staffing division.

                      OPERATION OF THE BOARD OF DIRECTORS

     The Board of Directors is responsible for the overall affairs of the Company. To assist it in carrying out its duties, certain authority has been delegated to standing committees of the Board.

     Each director who is not an officer or employee of the Company receives a fee of $10,000 per annum for service on the Company's Board of Directors. Directors who are officers or employees of the Company receive no fees for service on the Board.

     The Board of Directors held five meetings and acted by written consent on six occasions during the fiscal year ended February 28, 1998.

                            COMMITTEES OF THE BOARD

     The Executive Committee, the Audit Committee and the Compensation and Stock Option Committee are the only standing committees of the Board of Directors. Membership is as follows:

                                                          COMPENSATION
       EXECUTIVE                   AUDIT                AND STOCK OPTION
       ---------                   -----                ----------------
    Stephen Savitsky        Bernard J. Firestone      Bernard J. Firestone
     David Savitsky         Jonathan J. Halpert       Jonathan J. Halpert
                               Donald Meyers

     The Executive Committee is authorized to exercise all powers of the Board when the Board is not in session, except as to matters upon which action by the Board itself is required.

     The Audit Committee generally assists the Board with respect to accounting, auditing and reporting practices.

     The Compensation and Stock Option Committee determines the cash and other incentive compensation, if any, to be paid to the Company's executive officers and other key employees. In addition, it administers the 1983 Incentive Stock Option Plan, 1986 Non-Qualified Stock Option Plan, 1993 Stock Option Plan, 1993 Employee Stock Purchase Plan, 1994 Performance-Based Stock Option Plan and the Teamwork Incentive Program and will, if they are approved, administer the 1998 Stock Option Plan and the 1998 Employee Stock Purchase Plan.

     The Executive Committee held five meetings, the Audit Committee held one meeting, and the Compensation and Stock Option Committee held one meeting and acted by written consent on two occasions during the fiscal year ended February 28, 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation and Stock Option Committee is composed of Bernard J. Firestone and Jonathan J. Halpert.

     No member of the Compensation Committee of the Board of Directors of the Company was, during 1997, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries, or had any relationship requiring disclosure pursuant to applicable rules and regulations of the Securities and Exchange Commission. During 1997, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or
(iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own beneficially more than ten percent of the Class A Common Stock or Class B Common Stock to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock. Officers, directors and persons owning more than ten percent of the Class A Common Stock or Class B Common Stock are required to furnish the Company with copies of all such reports. To the Company's knowledge, based on a review of copies of such reports furnished to the Company and written representations from its officers and directors that no other reports were required, during the fiscal year ended February 28, 1998, all Section 16(a) filing requirements applicable to its executive officers, directors and persons owning beneficially more than ten percent of the Common Stock were complied with on a timely basis, except that reports of change of beneficial ownership were filed late by Stephen Savitsky and David Savitsky with respect to two transactions during the 1998 fiscal year and Cynthia Nye did not file one such report with respect to one transaction during the 1998 fiscal year.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the annual and long-term compensation of the Named Executive Officers for services as executive officers of the Company for the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                   COMPENSATION
                                                                      AWARDS
                                           ANNUAL COMPENSATION     ------------
                                         -----------------------    SECURITIES
                                                       BONUS        UNDERLYING       ALL OTHER
   NAME AND PRINCIPAL POSITION     YEAR   SALARY    COMPENSATION    OPTIONS(#)      COMPENSATION
   ---------------------------     ----  --------   ------------   ------------   ----------------
Stephen Savitsky.................  1998  $520,571          --        580,691      Not determinable(1)
  Chairman, President and          1997  $474,704          --             --                    --
  Chief Executive Officer          1996  $423,453          --             --                    --
David Savitsky...................  1998  $377,016          --        580,691      Not determinable(1)
  Executive Vice President,        1997  $343,705          --             --                    --
  Chief Operating Officer,         1996  $306,224          --             --                    --
  Secretary and Treasurer
Sandra Parshall..................  1998  $148,105     $25,000             --                    --
  Senior Vice President of         1997  $118,640     $14,250         25,000                    --
  National Field Operations        1996  $ 68,939     $ 4,750             --                    --
Gary Tighe(2)....................  1998  $173,116          --             --              $243,647(3)
  Senior Vice President, Finance   1997  $169,726          --             --                    --
  and Chief Financial Officer      1996  $155,241          --             --                    --
Edward Teixeira..................  1998  $176,615     $19,375             --                    --
  Senior Vice President,           1997  $167,714          --         10,000                    --
  Franchising                      1996  $156,640          --             --                    --
Cynthia Nye......................  1998  $149,835          --         10,000                    --
  Senior Vice President,           1997  $142,277          --             --                    --
  Corporate Support                1996  $132,585          --             --                    --

---------------

(1) On November 19, 1997, the Board of Directors granted to each of Stephen Savitsky and David Savitsky a four-year option to purchase 83 shares of Chelsea Computer Consultants, Inc., an 82% owned subsidiary of the Company ("Chelsea"), at an exercise price of $22,749.40 per share (the "Chelsea Options"). The 83 shares underlying each Chelsea Option represents approximately 9% of the issued and outstanding shares of Chelsea. The grant of the Chelsea Options is subject to the approval of the holders of the 18% of the outstanding common stock of Chelsea not owned by the Company, which approval has not yet been obtained. If such approval is obtained, the options may be exercised only following: (i) an initial public offering of Chelsea securities; (ii) the consolidation or merger of Chelsea with or into another entity; (iii) a transaction in which more than 50% of the voting power of Chelsea is transferred; or (iv) a sale of all or substantially all of the assets of Chelsea. The exercise price was determined based on the estimated fair value of the Chelsea stock at the date of grant, $22,749.40 per share, which was the price per share paid by the Company for its investment in Chelsea in October 1997.

(2) Effective February 20, 1998, Mr. Tighe resigned his employment as the Senior Vice President of Finance and Chief Financial Officer and his employment agreement was terminated.

(3) Reflects a payment made by the Company to Mr. Tighe in connection with his resignation and termination of his employment agreement. See "Executive Compensation and Other Information -- Employment Agreements."

OPTION GRANTS TABLE

     The following table sets forth information with respect to the Named Executive Officers concerning the grant of stock options during the fiscal year ended February 28, 1998. The Company did not have during such fiscal year, and currently does not have, any plans providing for the grant of stock appreciation rights ("SARs").

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                       NUMBER OF     % OF TOTAL
                                       SECURITIES     OPTIONS
                                       UNDERLYING    GRANTED TO
                                        OPTIONS     EMPLOYEES IN   EXERCISE OR   EXPIRATION      GRANT DATE
                NAME                    GRANTED     FISCAL YEAR    BASE PRICE       DATE      PRESENT VALUE(1)
                ----                   ----------   ------------   -----------   ----------   ----------------
Stephen Savitsky(2)..................   197,000           13%         $2.31        7/01/07        $362,480
David Savitsky(2)....................   197,000           13%         $2.31        7/01/07        $362,480
Stephen Savitsky(3)..................   383,691         25.3%         $2.25        7/01/07        $709,828
David Savitsky(4)....................   383,691         25.3%         $2.25        7/01/07        $709,828
Cynthia Nye(2).......................    10,000          0.7%         $2.28       10/20/07        $ 16,800
Edward Teixeira......................        --           --             --             --              --
Gary Tighe...........................        --           --             --             --              --
Sandra Parshall......................        --           --             --             --              --

---------------

(1) The values shown were calculated utilizing the Black-Scholes option pricing model and are presented solely for the purpose of comparative disclosure in accordance with certain regulations of the Securities and Exchange Commission. This model is a mathematical formula used to value traded stock price volatility. The actual value that an executive officer may realize, if any, is dependent on the amount by which the stock price at the time of exercise exceeds the exercise price. There is no assurance that the value realized by an executive officer will be at or near the value estimated by the Black-Scholes model. In calculating the grant date present values, the Company used the following assumptions: (a) expected volatility of approximately 55.8%; (b) risk-free rate of return of approximately 5.8%; (c) no dividends payable during the relevant period; and (d) exercise at the end of a 10 year period from the date of grant.

(2) Issued under the 1993 Stock Option Plan. All options are currently exercisable.

(3) Issued under the 1994 Performance-Based Stock Option Plan on July 1, 1997. A percentage of options may become exercisable in each of the four years following the grant date if certain stock price targets are achieved. A total of 95,923 options are currently exercisable.

(4) Issued under the 1994 Performance-Based Stock Option Plan on July 1, 1997. A percentage of options may become exercisable in each of the four years following the grant date if certain stock price targets are achieved. A total of 95,923 options are currently exercisable.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table provides information concerning the number and value of stock options exercised during the fiscal year ended February 28, 1998, and held at the end of such fiscal year, by the Named Executive Officers. No SARs were exercised during such fiscal year, and no SARs are held by any Named Executive Officer, because the Company does not have any plans providing for SARs.

                                                                NUMBER OF
                                                          SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                                   SHARES                  UNEXERCISED OPTIONS        IN-THE-MONTH OPTIONS
                                  ACQUIRED                AT FEBRUARY 28, 1998        AT FEBRUARY 28, 1998
                                     ON       VALUE     -------------------------   -------------------------
              NAME                EXERCISE   REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
              ----                --------   --------   -------------------------   -------------------------
Stephen Savitsky................     --         --          1,466,193/787,768           $183,111/$27,050
David Savitsky..................     --         --          1,452,193/787,768            174,795/ 27,050
Cynthia Nye.....................     --         --             44,000/ 15,000              2,591/      0
Gary Tighe......................     --         --            170,000/      0             19,580/      0
Edward Teixeira.................     --         --             74,467/ 28,333              9,705/      0
Sandra Parshall.................     --         --              8,334/ 16,666                --

EMPLOYMENT AGREEMENTS

     On June 1, 1987, the Company entered into a five-year employment agreement with Stephen Savitsky under which Mr. Savitsky received an initial base salary (beginning in June 1987) of $200,000 per year, which base salary increases annually at the rate of ten percent plus any increase in the cost of living. Mr. Savitskys' employment agreement is automatically extended at the end of each year for an additional year and is terminable by the Company upon five years' notice. For the fiscal year ended February 28, 1998, Mr. Savitsky received a base salary of $520,571. Mr. Savitskys' employment agreement provides that, upon a "change of control" of the Company and his termination of employment other than for his conviction of a felony, he will be entitled to receive a lump sum severance payment equal to 2.99 times his average annual compensation for the five calendar years prior to termination. Mr. Savitsky is required to devote all of his business time to the affairs of the Company and his employment agreement provides that during the term of his employment and for a period of six months thereafter he will not compete with the Company. After termination of his employment (other than by reason of his conviction of a felony), Mr. Savitsky will provide consulting services to the Company for a period of ten years at an annual salary of $50,000.

     The Company entered into an employment agreement, effective as of June 1, 1987, with David Savitsky on terms substantially similar to the employment agreement with Stephen Savitsky, except that his initial base salary was $110,000 per year. Under his employment agreement, Mr. Savitsky is required to devote all of his business time to the affairs of the Company. His base salary for the fiscal year ended February 28, 1998, was $377,016.

     As of June 1, 1997, the Company entered into a three-year employment agreement with Gary Tighe under which Mr. Tighe was employed as the Company's Senior Vice President of Finance and Chief Financial Officer. Mr. Tighe's base salary for the fiscal year ended February 28, 1998 was $173,116. He also received a car allowance of $6,000. Effective February 20, 1998, Mr. Tighe resigned his employment as the Senior Vice President of Finance and Chief Financial Officer and his employment agreement was terminated. In connection with his resignation, the Company agreed to make a payment of $243,647 to Mr. Tighe in full satisfaction of the Company's obligations to him under the employment agreement. The Company also agreed to pay for COBRA health insurance coverage for Mr. Tighe through June 1, 2000, provided he has not otherwise become eligible for other health insurance coverage.

     On December 1, 1996, the Company entered into a three-year employment agreement with Edward Teixeira to serve as Senior Vice President, Franchising of a principal subsidiary of the Company under which Mr. Teixeira received an initial base salary of $175,000 per year, which base salary increases by $10,000 per annum. Mr. Teixeira's base salary for the fiscal year ended February 28, 1998, was $175,615. In addition, Mr. Teixeira received a bonus of $19,375. He also received an automobile allowance of $6,600 per annum.

Under his employment agreement, Mr. Teixeira is obligated to devote his full business time to the affairs of the Company. Further, if within 180 days after a "change of control" Mr. Teixeira were terminated for any reason (other than the commission of a felony or the perpetration of fraud against the Company), he would then be entitled to receive an amount equal to twelve months' salary. The employment agreement prevents Mr. Teixeira from competing with the Company for six months after his employment is terminated.

     Effective September 1, 1996, a principal subsidiary of the Company entered into a 30-month employment agreement with Sandra Parshall to serve as Vice President of Operations until February 28, 1999. The employment agreement provides for an annual base salary of $135,000, $140,000 and $150,000 for each of the three years ending February 28, 1997, 1998 and 1999, respectively. In addition, the Company leases an automobile for Ms. Parshall's use at an annual cost of approximately $6,400. Ms. Parshall's base salary for the fiscal year ended February 28, 1998 was $148,105. Ms. Parshall also received a $25,000 bonus. Further, if Ms. Parshall were terminated by the Company for any reason (other than a breach of the employment agreement) she would then be entitled to receive a severance payment equal to six months' salary. The employment agreement requires Ms. Parshall to devote her full business time to the affairs of the Company and prevents Ms. Parshall from competing with the Company for one year after her employment is terminated.

     As of February 9, 1998, a principal subsidiary of the Company entered into a 37-month employment agreement with Dale R. Clift to serve as Executive Vice President, Finance, and Chief Financial Officer until March 31, 2001. The employment agreement provides for a base salary of $225,000 per annum. Additionally, Mr. Clift received a bonus of $18,000, reimbursement of his moving expenses up to $40,000, an automobile allowance of approximately $7,000 per annum and options to purchase 333,332 shares of Class A Common Stock. Further, if within 12 months after a "change of control" Mr. Clift is discharged, or he resigns, for any reason (other than a breach of his employment agreement) he would be entitled to receive a severance payment equal to 2.99 times his average annual base salary to be paid weekly for the three-year period following such discharge or resignation. Under his employment agreement, Mr. Clift is obligated to devote his full business time to the affairs of the Company and he is prevented from competing with the Company for six months after his employment is terminated. Mr. Clift's base salary for the fiscal year ended February 28, 1998 was $9,272.

     Effective October 1, 1997, a principal subsidiary of the Company entered into a 38-month employment agreement with Cynthia Nye to serve as the Senior Vice President, Corporate Support Services until November 30, 2000. Ms. Nye's current base salary is $155,000 per annum, which base salary increases by no less than 5% per year. She also received options to purchase 10,000 shares of Class A Common Stock, and an automobile allowance of $3,600 per annum. Further, if within 12 months of a "change of control" Ms. Nye is discharged, or she resigns, for any reason (other than a breach of her employment agreement) she would be entitled to receive a severance payment equal to one year's salary to be paid weekly for one year following such discharge or resignation. The employment agreement requires Ms. Nye to devote her full business time to the affairs of the Company and prevents her from competing with the Company for one year after her employment is terminated. Ms. Nye's base salary for the fiscal year ended February 28, 1998 was $149,835.

     Effective March 1, 1998, a principal subsidiary of the Company entered into a three-year employment agreement with Willard T. Derr to serve as the Senior Vice President-Corporate Controller until February 28, 2001. The employment agreement provides for a base salary of $137,000 per annum and an automobile allowance of $3,600 per annum. The employment agreement requires Mr. Derr to devote his full business time to the affairs of the Company. Mr. Derr's base salary for the fiscal year ended February 28, 1998 was $121,632.

     If a "change of control" were to occur prior to the next anniversary date of the respective employment agreements of Stephen Savitsky, David Savitsky, Dale R. Clift, Edward Teixeira and Cynthia Nye and such officers' employment relationships with the Company were to terminate for reasons triggering the severance payments noted above, then the Company would be obligated to make lump sum payments to them in the approximate amounts of $1,594,000, $1,228,000, $673,000, $182,000 and $159,000, respectively. The lump sum severance payments payable after the end of the calendar year or the anniversary dates of the respective employment agreements, as the case may be, would change as a result of changes in such individuals' compensation. The term "change of control" as used in the employment agreements with the Company's executive officers refers to an event in which a person, corporation, partnership, association or entity (i) acquires a majority of the Company's outstanding voting securities, (ii) acquires securities of the Company bearing a majority of voting power with respect to election of directors of the Company, or (iii) acquires all or substantially all of the Company's assets.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  General

     The Compensation and Stock Option Committee (hereinafter, the "Committee") determines the cash and other incentive compensation, if any, to be paid to the Company's executive officers and other key employees. In addition, the Committee administers the Company's 1983 Incentive Stock Option Plan, 1986 Non-Qualified Stock Option Plan, 1993 Stock Option Plan, 1993 Employee Stock Purchase Plan, 1994 Performance-Based Stock Option Plan and Teamwork Incentive Program and will, if they are approved, administer the 1998 Stock Option Plan and the 1998 Employee Stock Purchase Plan. The Committee currently consists of Bernard J. Firestone and Jonathan J. Halpert, each of whom is a non-employee director of the Company (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934).

  Compensation Philosophy

     The Committee has developed and implemented a compensation program that is designed to attract, motivate, reward and retain the broad-based management talent required to achieve the Company's business objectives and increase stockholder value. There are three major components of the Company's compensation program: base salary, short-term incentive compensation, including annual bonuses, and long-term incentive compensation, including stock options. These components are intended to provide management with incentives to aid the Company in achieving both its short-term and long-term objectives. While salary and bonus provide incentives to achieve short-term objectives, the Committee believes that the potential for equity ownership by management addresses the long-term objective of aligning management's and stockholders' interests in the enhancement of stockholder value.

     The Committee's executive compensation philosophy is to base management's pay, in part, on the achievement of the Company's annual and long-term performance goals, to provide competitive levels of compensation and to recognize individual initiative, achievement and length of service to the Company. The Committee does not assess these factors in a mechanical fashion, but rather relies on its business experience in making a subjective evaluation of the appropriate level and mix of compensation for each executive officer and key employee.

     The Committee evaluates the Company's performance by reviewing period to period changes in such quantitative measures of performance as stock price, revenue, net income and earnings per share. The Committee also considers qualitative performance criteria such as the development of new business strategies and resources, improvements in customer satisfaction and cost management. During the Company's most recently completed fiscal year, the Company increased revenues by 8.2% over the fiscal year ended February 28, 1997. During the fourth quarter of fiscal 1998, the management moved proactively to prepare the Company for the impact of the Interim Payment System ("IPS"), as set forth in the Balance Budget Act of 1997 ("BBA"), and for long-term growth. As a result, the Company implemented a corporate-wide restructuring and cost reduction program. These actions, together with the Company's assessment of IPS, resulted in a pre-tax, non-recurring charge in the fourth quarter of fiscal 1998 of $33.4 million. The Company's fiscal 1998 net income and earnings per common share before the non-recurring charge was $3.3 million and $.14, respectively.

     The Committee believes that it competes for executives not only with the companies comprising the New Peer Group Index described below under the heading "Performance Graph" but also with numerous other companies in the home health care, supplemental staffing and temporary personnel industries that are actively seeking executives having the same type of skills and experience as the Company's executives. The Committee has not made a statistical analysis of the compensation practices of these competitors, but tries to keep itself generally informed of such practices. The Committee believes that, notwithstanding the variety of compensation packages offered by these competitors which make objective comparisons difficult, the compensation paid by the Company to its executive officers and other key employees is above average, reflecting the Company's relative size and desire to retain its current employees.

     The Committee also considers other subjective factors bearing on the appropriate compensation for each of its executive officers and other key employees, such as the length of an employee's service with the Company, which the Committee believes enhances the value of the employee to the Company. The Committee takes note of the individual initiative demonstrated by such officers and employees in the development and implementation of the Company's business plan. Where appropriate, the Committee will consider the performance of specific divisions or departments of the Company for which the employee has direct supervisory responsibility.

     When the Company identifies a talented executive, it seeks to secure his or her employment for a long term. For this reason, the Company has entered into employment contracts with its executive officers, each of which provides for a specified base salary. The existence of these employment agreements establishes certain minimum salary and benefit levels for each covered employee during the term of such employee's agreement which may not be reduced by the Committee. The Committee is able, however, to apply its compensation philosophy at the time each such employment agreement is negotiated or renewed and in determining what, if any, additional compensation, including bonuses or issuances of stock or stock options, is appropriate beyond the minimums established by each employment agreement.

     The particular components of executive compensation employed by the Company are discussed in greater detail below.

  Salaries

     Base salaries for the Company's executive officers and other key employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual in light of the Committee's compensation philosophy discussed above. No specific formula is applied in setting an employee's base salary, either with respect to the total amount of such base salary or the relative value such base salary should bear to the employee's total compensation package. The Committee believes that the base salaries paid by the Company should be maintained at levels at least competitive with those offered by companies with which the Company competes for executive talent in order to attract and retain executive officers and other key employees of the caliber that the Company desires.

     The base salaries for the Company's executive officers and other key employees are reflected in the employment agreements negotiated by the Company with each such employee and are accordingly subject to formal review only at the time each such contract is entered into or renewed. During its most recently completed fiscal year, the Company (or a subsidiary of the Company) entered into an employment agreement with Gary Tighe and Dale R. Clift. Mr. Tighe's agreement was terminated on February 20, 1998 upon his resignation from the Company. The terms of these employment agreements are described in greater detail above under the heading "Employment Agreements." In evaluating the terms of these employment agreements, the Committee considered each of the factors described above, without assigning any specific weight to such factors.

  Annual Bonuses and Incentive Compensation

     The payment of bonuses and other incentive compensation is an important motivating factor in recognizing an executive's performance each year. For this reason, the Company adopted a Teamwork Incentive Program commencing with the Company's 1993 fiscal year to award its officers, including executive officers, and other corporate employees with cash payments if the Company achieves certain levels of profitability. Annual payments are required under the Teamwork Incentive Program in an aggregate amount equal to 10% of the amount by which income from continuing operations before income taxes (excluding extraordinary items) for a fiscal year exceeds a specified percentage of the Company's revenues, as determined by the Board of Directors. For the fiscal year ended February 28, 1998, such percentage was 2.5%. Any amounts distributed to executive officers of the Company under the Program are determined by the Committee. In determining the allocation of the annual payments under the Program, including those to executive officers, the Committee considers the same factors as it considers in setting base salaries. For fiscal 1998, no amounts were paid under the Teamwork Incentive Program as the Company did not meet its performance goals as required by the terms of the Program.

  Stock Option Plans

     To promote the long-term objectives of the Company and encourage growth in stockholder value, options are granted to key executives who are in a position to make a substantial contribution to the long-term success of the Company. We believe that the executive officers should benefit together with stockholders as the Company's stock increases in value. Stock options focus the executives' efforts on managing the Company from the perspective of an owner with an equity stake in the business. Because the Company views stock option grants as a part of the executive officer's total annual compensation package, the amount of stock options outstanding at the time of a new grant or granted in prior years does not serve to increase or decrease the size of the new grant.

     In the fiscal year ended February 28, 1998, the Committee awarded to each of Stephen Savitsky and David Savitsky 383,691 stock options under the 1994 Performance-Based Stock Option Plan and 197,000 stock options under the 1993 Stock Option Plan. The Committee also awarded 333,332 stock options under the 1994 Performance-Based Stock Option Plan to Dale R. Clift and 10,000 stock options under the 1993 Stock Option Plan to Cynthia Nye. It is the philosophy of the Committee that stock options be awarded to executive officers of the Company to promote long-term interests between such individuals and the Company's stockholders and to assist in the retention of such individuals. As with the other components of executive compensation, the Committee does not apply any fixed formula to determine the appropriate number of options to grant to an executive but rather relies on its subjective judgment in applying the compensation philosophy described above. In order to avoid any adverse effect on the Company's earnings or cash flow, the Committee has favored the granting of stock options over cash bonuses as a means of rewarding the Company's executive officers and other key employees.

  Compensation of Chief Executive Officer

     The Committee applies the same factors in considering Stephen Savitskys' compensation that it applies to the Company's other executive officers and key employees. Mr. Savitskys' five-year employment agreement establishes his annual minimum base salary, including the amount of his minimum annual salary adjustment. The Committee may reduce this base salary only at the time a new agreement is negotiated, although the Committee does have the ability to award Mr. Savitsky additional base salary and to give the five year notice necessary to terminate the agreement. During the fiscal year ended February 28, 1998, the Committee neither gave notice of termination nor awarded Mr. Savitsky any additional base salary and he accordingly received a base salary of $520,571 under the terms of his employment agreement. During the last year, Mr. Savitskys' efforts contributed to the Company's 8.2% increase in revenues to $519.7 million and the strategic positioning of the Company to meet the challenges presented by health care reform. As Chief Executive Officer, Mr. Savitsky was responsible for proactively preparing the Company for the significant impact IPS will have on its health care operations. Such preparations included restructuring and cost-cutting initiatives and the continuation of the Company's efforts to increase profit margins by diversifying into other business areas.

  Grant of Chelsea Options

     The Compensation Committee granted the Chelsea Options to Stephen and David Savitsky to reward them for their efforts in the Company's acquisition of 62.8% of the outstanding common stock of Chelsea for $12.4 million and in positioning Chelsea for sale or for an initial public offering of its securities. See Note
(1) to "Summary Compensation Table" for a description of the Chelsea Options. The Committee considered the grant of a cash bonus, in lieu of the Chelsea Options, to reward Messrs. Savitsky for their efforts relating to Chelsea, but decided that the grant of the Chelsea Options was preferable, principally because the Chelsea Options align the interest of Messrs. Savitsky with that of the Company in maximizing the Company's return on its investment in Chelsea. Moreover, the Compensation Committee did not wish to pay a cash bonus to Messrs. Savitsky without the assurance that the Company would realize a significant return on its investment in Chelsea.

                                            Compensation and Stock Option
                                            Committee

                                            Bernard J. Firestone
                                            Jonathan J. Halpert

PERFORMANCE GRAPH

     The following Performance Graph compares the total cumulative return (assuming dividends are reinvested) on the Company's Common Stock during the five fiscal years ended February 28, 1998, with the cumulative return on the Nasdaq Market Index and a Peer Group Index, assuming investment of $100 in the Company's Common Stock, the Nasdaq Market Index and the Peer Group Index at closing stock prices on February 29, 1993. The Peer Group selected by the Company consists of The Olsten Corporation, In Home Health Inc., Hospital Staffing Services, Inc., The Care Group, Inc., Caretenders Health Corp. and U.S. Home Care, Inc. The Peer Group consists of a representative group of companies whose common stock has been publicly-traded during the five years ended February 28, 1998, and each of which, like the Company, engages in providing home health care and temporary personnel services.

     The Performance Graph below is presented in accordance with SEC requirements. Stockholders are cautioned against drawing any conclusions from the data contained herein, as past results are not necessarily indicative of future stock performance. The Performance Graph in no way reflects the Company's forecast of future stock price performance.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                   AMONG STAFF BUILDERS, INC., NASDAQ MARKET
                           INDEX AND PEER GROUP INDEX

                                               STAFF             NASDAQ
           MEASUREMENT PERIOD                BUILDERS,           MARKET          PEER GROUP
         (FISCAL YEAR COVERED)                  INC.             INDEX             INDEX
FEB93                                                  100               100               100
FEB94                                               166.68            114.96            108.52
FEB95                                               148.75            116.60            114.24
FEB96                                               120.52            162.45            147.70
FEB97                                               120.52            184.68             89.29
FEB98                                                96.18            272.79             80.66

                              CERTAIN TRANSACTIONS

     Effective April 1, 1992, the Company approved the sale by CTR Management Corp. ("CTR") of a home care franchise for Nassau County, New York to Bayit Care Corp. ("BCC"). The shareholders, officers and directors of BCC are Stuart Savitsky, son of Stephen Savitsky, Samuel Schreier, the son-in-law of Stephen Savitsky, and Julie Schreier, the daughter of Stephen Savitsky. The terms and conditions of the franchise agreement between the Company and BCC, entered into at the time of the sale, are substantially similar to those for other franchisees of the Company, including the term of ten years with a five year renewal option. In connection with the acquisition of its franchise, CTR purchased certain assets of an existing branch office of the Company for $911,000. The purchase price was evidenced by a promissory note, dated August 30, 1989. BCC purchased the franchise from CTR by assuming this promissory note which, at the time of BCC's purchase of the franchise, had an outstanding principal balance of $844,573 (the "BCC Note"). The terms of the BCC Note originally provided for repayment of the outstanding principal amount in 120 consecutive monthly installments of $7,038 each, commencing May 1, 1994, together with interest at 3% over the prime rate, payable monthly. Effective June 1, 1994, the BCC Note was amended and restated to (i) provide for the repayment of the outstanding principal amount over a fifteen (15) year period, and (ii) reduce the interest rate to the prime rate. The amended principal payment schedule requires fixed monthly principal payments of $3,500 each with all unpaid principal due at the end of the fifteen (15) year period or earlier upon the termination of the franchise agreement for such franchise. The BCC Note is secured by all of the franchisee's assets. The Company restructured the BCC Note because it found the additional monthly expense associated with the start of the principal repayment schedule in May 1994 to have a clear negative impact on the franchisee's ability to operate the franchise. As described in greater detail below, during the fiscal year ended February 28, 1998, the Company retained $59,881 from the amount otherwise due to BCC under the terms of its franchise agreement as interest payments on the BCC Note. The outstanding balance of the BCC Note was $687,073 at February 28, 1998.

     Effective March 1, 1998, Boro Care Corp. ("Boro") acquired a home care franchise for Bronx, Kings, New York and Queens counties in New York. Stuart Savitsky and Samuel Schreier each own 45% of the capital stock of Boro. To acquire the franchise, Boro agreed to pay a $29,500 franchise fee, payable in 12 consecutive monthly payments of $2,458 commencing March 1, 1998. As part of the franchise transaction, Boro purchased certain assets for $50,000 and issued a $50,000 promissory note (the "First Boro Note") to the Company with respect to such purchase. Boro also received a $200,000 line of credit and issued a $200,000 promissory note (the "Second Boro Note") to the Company with respect to such line of credit. The terms of the First Boro Note require repayment of the $50,000 in 108 consecutive monthly payments of principal plus interest, computed at 3% over prime, commencing March 1, 1999. The terms of the Second Boro Note require monthly payments of interest, computed at 3% over prime, commencing 30 days after the first withdrawal of funds on the available line of credit. Monthly principal payments are required commencing 24 months after the first withdrawal of funds on the available line of credit, through the expiration date of the line of credit on March 1, 2006. The outstanding balance of the Second Boro Note was $36,756 at June 30, 1998. The terms and conditions of the franchise agreement between the Company and Boro are substantially similar to those for other franchises of the Company, except that the Boro franchise agreement provides the franchise with two additional five-year renewal options.

     Effective September 8, 1996, DSS Staffing Corp. ("DSS") acquired a medical staffing services franchise from the Company for Nassau, Suffolk, Queens, Kings, New York, Bronx and Richmond counties in New York. Stuart Savitsky and Samuel Schreier each owns one third of the outstanding capital stock of DSS. As part of the franchise transaction, DSS paid a $75,000 franchise fee, agreed to make monthly payments of $10,500 for a period of five years and entered into a franchise agreement with the Company. The terms and conditions of the franchise agreement between the Company and DSS are substantially similar to those for other franchisees of the Company, except that the DSS franchise agreement provides the franchise with two additional five-year renewal options.

     Effective August 23, 1993, Home Care Plus, Inc. ("Home Care") acquired a home care franchise from the Company for Bristol and Barnstable counties in Massachusetts. Edward Teixeira and his wife each owns 25% of the outstanding capital stock of Home Care. In purchasing the franchise, Home Care paid a $23,000 franchise fee, received a commitment to advance up to $75,000 for expenses from the Company, issued a $75,000 promissory note (the "Home Care Note") to the Company with respect to such advance, and entered into a franchise agreement with the Company. The terms of the Home Care Note required repayment of the $75,000 in 60 consecutive monthly payments of principal and interest, computed at 3% over prime, through August 1999. Effective April 1, 1998, the Home Care Note was amended to provide for a three month payment deferral through June 1998 and monthly principal and interest payments of $1,280 from July 1998 through November 1999. The terms and conditions of the franchise agreement between the Company and Home Care are substantially similar to those for other franchisees of the Company, including the term of ten years with a five-year renewal option. During the fiscal year ended February 28, 1998, the Company retained $3,333 from the amount otherwise due Home Care under the terms of its franchise agreement as interest payments on the Home Care Note. The outstanding balance of the Home Care Note was $21,144 at February 28, 1998.

     Effective February 6, 1995, Home Care Plus Two, Inc. ("Home Care Two") acquired a home care franchise from the Company for Worcester, Hampden and Franklin counties in Massachusetts. Edward Teixeira and his wife each owns 25% of the outstanding capital stock of Home Care Two. During fiscal 1996, Home Care Two paid $29,500 for the purchase of this franchise. The terms and conditions of the franchise agreement between the Company and Home Care Two are substantially similar to those for other franchisees of the Company, including the term of ten years with a five-year renewal option. On November 27, 1996, Home Care Two received a $50,000 advance for expenses for which a promissory note was issued to the Company (the "Home Care Two Note"). The terms of the Home Care Two Note required repayment of the $50,000 in 36 consecutive monthly payments of principal and interest, computed at 3% over prime, through December 1999. Effective April 1, 1998, the Home Care Two Note was amended to provide for a three month payment deferral through June 1998 and monthly principal and interest payments of $1,425 from July 1998 through March 2000. Mr. Teixeira has guaranteed payment of all amounts due under the Home Care Two Note. During the fiscal year ended February 28, 1998, the Company retained $3,992 from the amounts otherwise due Home Care Two under the terms of its franchise agreement as interest payments on the Home Care Two Note. The outstanding balance of the Home Care Two Note was $29,167 at February 28, 1998.

     Effective February 20, 1998, ViTex, Inc. ("VTI") acquired a medical staffing services franchise from the Company for Worcester County and surrounding areas in Massachusetts. Edward Teixeira's wife owns 50% of the capital stock of VTI. VTI agreed to pay a franchise fee of $10,000 in one installment of $5,000, which was paid in February 1998, and the balance in five consecutive monthly payments of $1,000 commencing June 1998. The terms and conditions of the franchise agreement between the Company and VTI are substantially similar to those for other franchisees of the Company including the term of ten years with a five-year renewal option.

     Effective July 20, 1995, Cynthia Nye, Senior Vice President, Corporate Support of a principal subsidiary of the Company, acquired 9% of the outstanding stock of Partners Two Management Corp. ("Partners"), an existing home care franchise for Suffolk County, New York. The terms and conditions of the franchise agreement between the Company and Partners are substantially similar to those for other franchisees of the Company, including the term of ten years with a five-year renewal option. Prior to Ms. Nye's purchase of her stock in Partners, Partners had assumed the obligations of a promissory note issued by a predecessor franchise in the remaining principal amount of $300,000 (the "Partners Note"). As of April 1, 1997, the terms of the Partners Note were amended to provide for monthly payments of interest only in the amount of $2,105 from May 1997 through February 1998 and payments of principal and interest in the amount of $6,612 from March 1998 through October 2001. On February 16, 1998, the terms of the Partners Note were further amended to provide for monthly principal payments of $250 from March 1998 through March 1999, monthly principal and interest payments of $2,611 from April 1999 through October 2003 and a balloon payment of $50,000 on October 25, 2003. The Partners Note continues to bear annual interest at 2% over the prime rate. As described in greater detail below, during the fiscal year ended February 28, 1998, the Company retained $25,237 from the amount otherwise due Partners under the terms of its franchise agreement as interest payments on the Partners Note. The outstanding balance of the Partners Note was $240,625 at February 28, 1998.

     Under the Company's franchise program, the Company processes and pays the payroll to the field employees who service clients and invoices the clients for such services. Each month the Company pays the franchisee 60% of the gross margin dollars (in general, the difference between the amount so invoiced and the payroll and related expenses for such field employees) from the franchisee's business for the prior month's activity. Franchisees are responsible for their general and administrative expenses, including office payroll. If the franchisee elects, the Company will process payment of the franchisee's office payroll and some or all of the franchisee's other administrative expenses, and withhold the amount so expended from the 60% gross margin otherwise due the franchisee. During the fiscal year ended February 28, 1998, the Company paid (i) BCC $236,994 under the terms of its franchise agreement, representing a 60% gross margin of $1,617,788 less $59,881 and $42,000 of interest and principal, respectively, withheld on the BCC Note and $1,278,913 withheld for administrative expenses; (ii) DSS $485,708 under the terms of its franchise agreement, representing a 60% gross margin of $1,846,838 less $1,361,130 withheld for administrative expenses; (iii) Home Care $1,383,935 under the terms of its franchise agreement, representing a 60% gross margin of $1,789,196 less $3,333 and $14,925 of interest and principal, respectively, withheld on the Home Care Note and $387,102 withheld for administrative expenses; (iv) Home Care Two $531,178 under the terms of its franchise agreement, representing a 60% gross margin of $875,606 less $3,992 and $16,667 of interest and principal, respectively, withheld on the Home Care Two Note and $323,769 withheld for administrative expenses; and (v) Partners $370,273 under the terms of its franchise agreement, representing a 60% gross margin of $2,442,769 less $25,237 and $3,375 of interest and principal, respectively, withheld on the Partners Note and $2,043,884 withheld for administrative expenses.

     In order to facilitate the acquisition of a franchise by a willing prospective franchisee, the Company will frequently accept a promissory note as consideration for the purchase from the Company of an existing branch location and will occasionally advance expenses to a franchisee. The Company's transactions with BCC, DSS, Home Care, Home Care Two, VTI, Boro and Partners described above are consistent with this business purpose and with accommodations which have been granted to other, unaffiliated franchisees.

     Although the Company has no formal policy regarding transactions with affiliates, it does not intend to enter into a transaction with any affiliate on terms less favorable to the Company than those it would receive in an arm's length transaction with an unaffiliated party.


              PROPOSAL 3 -- APPROVAL OF THE 1998 STOCK OPTION PLAN



     On July 27, 1998, the Board of Directors adopted resolutions adopting the Staff Builders, Inc. 1998 Stock Option Plan (the "1998 Stock Option Plan"), subject to approval by the Company's stockholders pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Board of Directors believes that the 1998 Stock Option Plan will provide a strong incentive to key employees, directors and consultants of the Company and its Subsidiaries (within the meaning of Section 424 of the Code) to improve operating results, to remain in the employ or service of the Company or its Subsidiaries and to have a greater financial interest in the Company through ownership of shares of Class A Common Stock, while also aligning their interests with those of the stockholders of the Company. The number of shares of Class A Common Stock which are reserved for issuance upon the exercise of options granted under the 1998 Stock Option Plan is 2,000,000 shares. The maximum number of shares which may be subject to options granted under the 1998 Stock Option Plan to any individual in any fiscal year of the Company shall not exceed 350,000 shares. The 1998 Stock Option Plan is intended to replace the Company's 1993 Stock Option Plan. The 1998 Stock Option Plan will terminate on the tenth anniversary of the date it is approved by the stockholders, unless terminated earlier by the Board of Directors.



     The following summary of the 1998 Stock Option Plan is qualified in its entirety by express reference to the text of the 1998 Stock Option Plan which is annexed as EXHIBIT C to this Proxy Statement. The 1998 Stock Option Plan contemplates the issuance of "incentive stock options" within the meaning of
Section 422 of the Code, as well as "non-statutory stock options."

  Purpose and Eligibility

     The primary purpose of the 1998 Stock Option Plan is to attract and retain capable key employees, directors and consultants by offering such persons a greater personal interest in the Company's business through stock ownership. Key employees, directors and consultants of the Company and its Subsidiaries are eligible for grants of stock options under the 1998 Stock Option Plan. Mr. Stephen Savitsky, Mr. David Savitsky and members of the Company's Compensation and Stock Option Committee are not eligible to receive options under the 1998 Stock Option Plan.

  Administration

     The 1998 Stock Option Plan will be administered by the Committee. The Committee, in its sole discretion, has the authority, among other things, to prescribe the form of the agreement embodying awards of options made under the 1998 Stock Option Plan, to construe the terms of the 1998 Stock Option Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the 1998 Stock Option Plan as it may deem desirable; provided, however, the terms, provisions and conditions of the agreement embodying awards of options made under the 1998 Stock Option Plan shall include, but not be limited to, such terms, provisions and conditions as may be necessary to provide the Company with a compensation deduction if the optionee is required to recognize ordinary income from the exercise or any disposition of the option or underlying stock. Decisions of the Committee shall be final, conclusive and binding upon all parties.

  Terms and Conditions of Options

     Any options shall become exercisable in such amounts, at such intervals and upon such terms and conditions as the Committee shall provide, except that optionees must hold options granted to them under the 1998 Stock Option Plan for at least six months prior to exercise.

     Generally, optionees may exercise options while they are employees of, or providing services to, the Company or a Subsidiary, or within a period of three months thereafter. If the Company or a Subsidiary has terminated the optionee for cause, all unexercised options shall automatically lapse. In the event of the death of the optionee, the option must be exercised within nine months of the date of the optionee's death unless the option otherwise expires prior to the end of such nine-month period.

     Options granted under the 1998 Stock Option Plan are exercisable until the earlier of (i) a date set by the Committee at the time of grant, or (ii) ten years from their respective dates of grant. An incentive stock option granted to an individual who owns, at the time of grant, stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or a Subsidiary (a "Ten Percent Shareholder") is exercisable for up to five years after the date of grant unless a shorter period is designated by the Committee.

     The aggregate fair market value (determined at the time an option is granted) of stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company or its Subsidiaries) shall not exceed $100,000. The maximum number of shares which may be subject to options granted under the 1998 Stock Option Plan to any individual in any fiscal year of the Company shall not exceed 350,000.

     The exercise price of non-statutory stock options granted under the 1998 Stock Option Plan shall be determined by the Committee. In no event, however, may the exercise price be less than the fair market value of the shares covered by non-statutory stock options on the date of grant. The exercise price of incentive stock options shall not be less than the fair market value of the shares covered by the options on the date of grant. In the case of an incentive stock option granted to a Ten Percent Shareholder, the exercise price cannot be less than 110% of such fair market value on the date of grant. The Committee will determine the exercise price of each option and the manner in which it may be exercised.

     Payment for shares of Class A Common Stock purchased upon exercise of an option granted under the 1998 Stock Option Plan must be made in full at the time of exercise. Upon the exercise of any option, the optionee will be required to pay to the Company an amount to pay all federal, state and local withholding taxes applicable to the exercise of the option.

     No award of options, or any right or interest therein, is assignable or transferable except by will or the laws of descent and distribution. During the lifetime of the optionee, options are exercisable only by the optionee or his guardian or legal representative.

  Adjustment for Changes in Capitalization, Merger, Etc.

     Subject to any required action by the Company's stockholders, the aggregate number of shares of Class A Common Stock which may be purchased pursuant to options granted under the 1998 Stock Option Plan, the number of shares of Class A Common Stock covered by each outstanding option and the per share option exercise price shall be adjusted by the Committee for any increase or decrease in the number of outstanding shares of Class A Common Stock if there is a change in the capital structure of the Company.

     Upon a sale of all or substantially all of the assets of the Company, the discontinuance of business operations, the dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation, the Company's Board of Directors may amend or adjust the 1998 Stock Option Plan and the outstanding options thereunder so as to terminate the 1998 Stock Option Plan, or to continue the 1998 Stock Option Plan with respect to the exercise of options which were exercisable at the date the Board of Directors adopted the plan of sale, merger, consolidation or liquidation or may take other actions as it deems desirable and appropriate. In any such case, however, each optionee will be given either (i) a reasonable time in which to exercise his options (to the extent possible under the options' terms) before the effectiveness of the sale and discontinuation, merger, consolidation or liquidation, or (ii) the right to obtain, upon payment of the option price, an equivalent amount of any securities such optionee would have been entitled to obtain in consequence of that event, had the optionee exercised the options (to the extent possible under the options' terms) immediately before the plan of sale and discontinuation, merger, consolidation or liquidation was adopted.

  Termination or Amendment

     The Committee or the Board of Directors may from time to time amend, and the Board of Directors may terminate, the 1998 Stock Option Plan at any time without the approval of stockholders, provided that no such action shall adversely affect options already granted thereunder without the consent of the optionees and, provided further, that no amendment may be made without the approval of the Company's stockholders if such stockholder approval of the amendment is in order to comply with applicable law.

  Federal Income Tax Considerations

     The following is a summary of the federal income tax consequences of the issuance and exercise of non-statutory stock options and incentive stock options under the 1998 Stock Option Plan to optionees and to the Company under the Code. THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE COMPLETE AND DOES NOT COVER, AMONG OTHER THINGS, STATE AND LOCAL TAX TREATMENT OF PARTICIPATION IN THE 1998 STOCK OPTION PLAN. FURTHERMORE, DIFFERENCES IN OPTIONEES' FINANCIAL SITUATIONS MAY CAUSE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATION IN THE 1998 STOCK OPTION PLAN TO VARY. THEREFORE, EACH OPTIONEE IN THE 1998 STOCK OPTION PLAN IS URGED TO CONSULT HIS OWN ACCOUNTANT, LEGAL COUNSEL OR OTHER FINANCIAL ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO HIM OF PARTICIPATION IN THE 1998 STOCK OPTION PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE OR LOCAL TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

     Non-statutory Stock Options. The grant of a non-statutory stock option will not result in the recognition of taxable income to the optionee for federal income tax purposes or in deduction to the Company. Upon the exercise of a non-statutory stock option, the optionee will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value of the shares of Class A Common Stock over the option exercise price. Such amount may be deductible by the Company if it complies with applicable withholding requirements and the non-statutory stock option qualifies, if necessary, as "performance-based" compensation under
Section 162(m) of the Code as discussed below.

     If an optionee disposes of any shares of Class A Common Stock received upon the exercise of a non-statutory stock option, such optionee will recognize a capital gain or loss for federal income tax purposes equal to the difference between the amount realized on the disposition of such shares and the fair market value of such shares at the time the option was exercised. The gain or loss will be either long-term or short-term, depending on the holding period. The Company will not be entitled to any tax deduction in connection with such disposition of shares.

     Incentive Stock Options. In general no income will be recognized, for federal income tax purposes, by the optionee and no deduction will be allowed to the Company at the time of the grant or the time of exercise of an incentive stock option.

     When the share of Class A Common Stock received upon the exercise of an incentive stock option is sold, the optionee will recognize long-term capital gain or loss for federal income tax purposes equal to the difference between the amount realized and the option exercise price of the incentive stock option relating to such shares, provided that the shares are not sold earlier than two years from the date of grant of the option and one year from the date the shares are transferred to the optionee. If the above-mentioned holding period requirements of the Code are not met, the subsequent sale of the shares of Class A Common Stock received upon the exercise of an incentive stock option is a "disqualifying disposition". In general, an optionee will recognize taxable income for federal income tax purposes at the time of a disqualifying disposition as follows: (i) ordinary income in an amount equal to the difference between the option exercise price and the lesser of (a) the fair market value of the shares of Class A Common Stock on the date the incentive stock option was exercised and (b) the amount realized on such disqualifying disposition and (ii) capital gain or loss to the extent of any difference between the amount realized on such disqualifying disposition and the fair market value of the shares of Class A Common Stock on the date the incentive stock option was exercised. Any capital gain or loss will be long-term or short-term depending upon the holding period of the shares that are sold. Under these circumstances, the Company may be entitled to claim a deduction at the time of the disqualifying disposition equal to the amount taxable to the optionee as ordinary income.

     The difference between the option exercise price and the fair market value of the shares of Class A Common Stock on the date the option is exercised will constitute an adjustment to taxable income for the year of exercise for purposes of the alternative minimum tax imposed under the Code. In computing alternative minimum taxable income in the year of disposition of the shares acquired through the exercise of an incentive stock option, the tax basis of such shares will be the fair market value on the date of exercise.

  Section 162(m) Limitation

     In general, under Section 162(m) of the Code, compensation expense deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million in any one year. However, under Section 162(m), the deduction limit does not apply to certain "performance-based compensation" established by an independent compensation committee which is adequately disclosed to, and approved by, the Company's stockholders.

     The Company has attempted to structure the 1998 Stock Option Plan in such a manner that, subject to obtaining stockholder approval of the 1998 Stock Option Plan, the remuneration attributable to such plan which meet the other requirements of Section 162(m) will not be subject to the $1,000,000 limitation. The Company has not, however, requested a ruling from the IRS or an opinion of counsel regarding this issue.

  No Dissenters' Rights of Appraisal

     Rights of appraisal will not be available under Delaware law with respect to the proposed adoption of the 1998 Stock Option Plan.

                                 VOTE REQUIRED

     Approval of the 1998 Stock Option Plan requires the affirmative vote of a majority of the votes of holders of shares of Class A Common Stock and Class B Common Stock, voting as one class, represented at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" APPROVAL OF THE 1998 STOCK OPTION PLAN.


                  PROPOSAL 4 -- APPROVAL OF THE 1998 EMPLOYEE

                              STOCK PURCHASE PLAN


     On July 27, 1998, the Board of Directors adopted resolutions adopting the Staff Builders, Inc. 1998 Employee Stock Purchase Plan (the "1998 Employee Stock Purchase Plan"), subject to approval by the Company's stockholders pursuant to
Section 423 of the Code. The Board of Directors believes that the purchase of shares of Class A Common Stock by employees of the Company and its Subsidiaries through the 1998 Employee Stock Purchase Plan will provide employees with a strong incentive to improve operating results by aligning the interests of employees with those of the stockholders of the Company. The maximum number of shares of Class A Common Stock that may be issued under the 1998 Employee Stock Purchase Plan is 1,000,000 shares. The 1998 Employee Stock Purchase Plan is designed to provide economic incentives for eligible employees to purchase shares of Class A Common Stock. The 1998 Employee Stock Purchase Plan is intended to replace the Company's 1993 Employee Stock Purchase Plan. The 1998 Employee Stock Purchase Plan will terminate on the tenth anniversary of the date it is approved by the stockholders, unless terminated earlier by the Company's Board of Directors.



     The following summary of the 1998 Employee Stock Purchase Plan is qualified in its entirety by express reference to the text of the 1998 Employee Stock Purchase Plan, which is annexed as EXHIBIT D to this Proxy Statement.


  Purpose and Eligibility

     The primary purpose of the 1998 Employee Stock Purchase Plan is to provide employment incentive and to encourage stock ownership by eligible employees of the Company and its Subsidiaries in order to increase their proprietary interest in the Company's success. All employees of the Company and its Subsidiaries who were employed by the Company or a Subsidiary for 500 or more hours during the 12-month period immediately preceding their initial Enrollment Date as defined below are eligible to participate in the 1998 Employee Stock Purchase Plan.

  Administration

     The 1998 Employee Stock Purchase Plan is administered by the Committee. The Committee shall have full power and authority to construe and interpret the 1998 Employee Stock Purchase Plan and may, from time to time, adopt such rules and regulations of carrying out the 1998 Employee Stock Purchase Plan as it may deem appropriate. Decisions of the Committee shall be final, conclusive and binding upon all parties.

  Terms and Conditions of Grants of Purchase Rights

     An eligible employee elects to participate in the 1998 Employee Stock Purchase Plan by signing a Subscription Agreement ("Agreement" or "Agreements") with the Company which provides for the purchase of shares on the last trading day of an offering period (as described below). Each Agreement shall provide that an employee may elect to purchase, with respect to any offering period, the appropriate number of shares of Class A Common Stock as determined by the Committee utilizing up to 10% of the employee's compensation (as defined in the 1998 Employee Stock Purchase Plan) earned during the offering period (i.e., approximate three-month periods running consecutively commencing on or about October 1, 1998.) In no event can an employee elect to purchase shares in any single calendar year under all such plans of the Company or its Subsidiaries which have a fair market value (as measured by the closing stock price on the applicable Enrollment Dates) in excess of $25,000. The purchase price per share shall be the lesser of 90% of the closing price as reported on the Nasdaq National Market on the date on which purchase rights are granted under the 1998 Employee Stock Purchase Plan ("Enrollment Date") or the last trading day of such offering period ("Exercise Date"). In addition, no employee can purchase shares if such employee, immediately after an Enrollment Date, owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or a Subsidiary.

     The 1998 Employee Stock Purchase Plan provides that the employees will pay for their stock through periodic payroll deductions. No interest shall accrue on such payroll deductions.

     An employee will not have rights as a stockholder, including rights to dividends or voting, until the stock is fully paid and issued. In addition, an employee's rights under the 1998 Employee Stock Purchase Plan may not be transferred or assigned.

     If an employee terminates his employment during an offering period, his accumulated payroll deductions during such period will be used to purchase shares of Class A Common Stock on the applicable Exercise Date and his participation in the 1998 Employee Stock Purchase Plan shall cease.

  Adjustments for Changes in Capitalization, Merger, Etc.

     Subject to any required action by the Company's stockholders, the Committee shall make proportional adjustments to the number of shares subject to the 1998 Employee Stock Purchase Plan and outstanding Agreements if there is a change in the capital structure of the Company.

     Unless otherwise provided by the Company's Board of Directors or the Committee, in the event of the discontinuance of business operations or the dissolution or liquidation of the Company, the offering period then in progress will terminate prior to any such action.

     In the event of a sale of all or substantially all of the assets of the Company, or a merger or consolidation in which the Company is not the surviving corporation, unless the Company's Board of Directors or the Committee determines to shorten the offering period then in progress, the rights granted to employees under the 1998 Employee Stock Purchase Plan shall be assumed or equivalent rights shall be substituted by the successor corporation.

  Amendment and Termination

     The Committee or the Board of Directors may from time to time amend, and the Board of Directors may terminate, the 1998 Employee Stock Purchase Plan, provided that no such action shall adversely affect purchase rights already granted thereunder without the consent of the employees and, provided further, that no amendment may be made without the approval of the Company's stockholders if such stockholder approval of the amendment is necessary in order to comply with applicable law.

  Federal Income Tax Considerations

     The following is a summary of the federal income tax consequences of the issuance and exercise of purchase rights under the 1998 Employee Stock Purchase Plan to employees and to the Company under the Code. THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE COMPLETE AND DOES NOT COVER, AMONG OTHER THINGS, STATE AND LOCAL TAX TREATMENT OF PARTICIPATION IN THE 1998 EMPLOYEE STOCK PURCHASE PLAN. FURTHERMORE, DIFFERENCES IN EMPLOYEES' FINANCIAL SITUATIONS MAY CAUSE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATION IN THE 1998 EMPLOYEE STOCK PURCHASE PLAN TO VARY. THEREFORE, EACH EMPLOYEE PARTICIPATING IN THE 1998 EMPLOYEE STOCK PURCHASE PLAN IS URGED TO CONSULT HIS OWN ACCOUNTANT, LEGAL COUNSEL OR OTHER FINANCIAL ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO HIM OF PARTICIPATION IN THE 1998 EMPLOYEE STOCK PURCHASE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE OR LOCAL TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

     In general, no income will be recognized, for federal income tax purposes, by the employee and no deduction will be allowed to the Company on the Enrollment Dates or the Exercise Dates.

     When shares of Class A Common Stock received upon the exercise of purchase rights are sold, the difference between the purchase price and the lesser of the fair market value of the shares on the applicable Enrollment Date and the fair market value at the time of sale will be ordinary income, and any additional gain will be long-term capital gain, provided that the shares are not sold earlier than two years from the applicable Enrollment Date and one year from the applicable Exercise Date. If the above-mentioned holding period requirements of the Code are not met, the subsequent sale of shares of Class A Common Stock received upon the exercise of purchase rights is a "disqualifying disposition". In general, an employee will recognize taxable income for federal income tax purposes at the time of a disqualifying disposition as follows: (i) ordinary income in an amount equal to the difference between the purchase price and the fair market value of the shares of Class A Common Stock on the applicable Exercise Date and (ii) capital gain or loss to the extent of any difference between the amount realized on such disqualifying disposition and the fair market value of the shares of Class A Common Stock on the applicable Exercise Date. Any capital gain or loss will be long-term or short-term depending upon the holding period of the shares that are sold. Under these circumstances, the Company may be entitled to claim a deduction at the time of the disqualifying disposition equal to the amount taxable to the employee as ordinary income.

  No Dissenters' Rights of Appraisal

     Rights of appraisal will not be available under Delaware law with respect to the proposed adoption of the 1998 Employee Stock Purchase Plan.

                                 VOTE REQUIRED

     Approval of the 1998 Employee Stock Purchase Plan requires the affirmative vote of a majority of the votes of holders of shares of Class A Common Stock and Class B Common Stock, voting as one class, represented at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" APPROVAL OF THE 1998 EMPLOYEE STOCK PURCHASE PLAN.

                             STOCKHOLDER PROPOSALS

     Stockholders of the Company wishing to include proposals in the proxy material in relation to the Annual Meeting of the Company to be held in 1999 must submit the same in writing so as to be received at the executive offices of the Company on or before February 20, 1999. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

                      SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has selected the firm of Deloitte & Touche, LLP as the independent certified public accountants to audit the accounts of the Company for the fiscal year ending February 28, 1999. A representative of Deloitte & Touche, LLP, which also audited the accounts of the Company for the fiscal year ended February 28, 1998, is expected to be present at the Annual Meeting, with an opportunity to make a statement, if he so desires, and to respond to appropriate questions at the meeting.

                           INCORPORATION BY REFERENCE

     The Company's February 28, 1998 Financial Statements, the Company's May 31, 1998 Financial Statements, the Management's Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended February 28, 1998 and for the fiscal quarter ended May 31, 1998 contained in the Annual Report and the Quarterly Report have been incorporated by reference in this Proxy Statement. See "Proposal 1 -- Financial Statements and Other Information."

                                    GENERAL

     The management of the Company does not know of any matters other than those stated in this Proxy Statement which are to be presented for action at the meeting. If any other matters should properly come before this meeting, it is intended that proxies in the accompanying form will be voted on any such matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies by the persons voting them.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON BEING SOLICITED BY THIS PROXY STATEMENT, UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 28, 1998 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ALL SUCH REQUESTS SHOULD BE DIRECTED TO MR. WILLARD T. DERR, SENIOR VICE PRESIDENT, STAFF BUILDERS, INC., 1983 MARCUS AVENUE, LAKE SUCCESS, NEW YORK 11042.

     Insofar as any of the information in this Proxy Statement may rest peculiarly within the knowledge of persons other than the Company, the Company has relied upon information furnished by them.

                                            By Order of the Board of Directors

                                            /s/ DAVID SAVITSKY
                                            DAVID SAVITSKY
                                            Secretary


Dated: August 27, 1998

                                                                       EXHIBIT A


                                            August 27, 1998


Mr. Stephen Savitsky
Mr. David Savitsky
c/o Staff Builders, Inc.
1983 Marcus Avenue
Lake Success, NY 11042

Dear Stephen and David:

     This letter sets forth our understanding by which you will (i) each exchange all of your shares of Class A Preferred Stock, $1.00 par value per share, for 2,134,910 shares of Class A Common Stock, $.01 par value per share, and (ii) convert all of your shares of Class B Common Stock, $.01 par value per share, into an equal number of shares of Class A Common Stock (the "Transaction"). The Transaction shall constitute a recapitalization of Staff Builders, Inc. ("SBI") pursuant to Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended. The consummation of the Transaction is conditioned upon and subject to approval, prior to December 31, 1998, of holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock of SBI, voting as a single class, in person or by proxy at a meeting of the common stockholders of SBI.

     If this letter correctly sets forth our understanding, please so indicate by signing this letter on the appropriate line below whereupon this letter will constitute an agreement among us.

                                            Very truly yours,

                                            STAFF BUILDERS, INC.


                                            By: /s/ DALE R. CLIFT


                                              ----------------------------------

AGREED:


/s/ STEPHEN SAVITSKY

------------------------------------------------------
Stephen Savitsky


/s/ DAVID SAVITSKY

------------------------------------------------------
David Savitsky

                                                                       EXHIBIT B




August 27, 1998


The Independent Members of the
Board of Directors
Staff Builders, Inc.
1983 Marcus Avenue
Lake Success, New York 11042

Gentlemen:


     Staff Builders, Inc. (the "Company") is proposing to exchange a total of 4,269,820 shares of its Class A Common Stock for 666 2/3 shares of the Company's Class A Preferred Stock held by Messrs. Stephen Savitsky, Chairman of the Board, Chief Executive Officer and President, and David Savitsky, Executive Vice President, Chief Operating Officer, Secretary, Treasurer and Director. Messrs. Savitsky each owns 333 1/3 shares of Class A Preferred Stock, and each of them will receive 2,134,910 shares of Class A Common Stock in exchange therefor. There are no other shares of Class A Preferred Stock outstanding. As part of the exchange of their Class A Preferred Stock for shares of Class A Common Stock, Messrs. Savitsky have each agreed to convert their shares of the Company's Class B Common Stock into an equal number of shares of Class A Common Stock.


     You have asked us whether, in our opinion, the exchange of 666 2/3 shares of the Class A Preferred Stock for 4,269,820 shares of Class A Common Stock together with the conversion of Messrs. Savitskys' 720,275 shares of Class B Common Stock into an equal number of shares of Class A Common Stock, is fair from a financial point of view to the holders of the Class A and Class B Common Stock of the Company.

     In arriving at the opinion set forth below, we have, among other things:

        1. Reviewed the Company's Certificate of Incorporation and noted in Article Eighth in particular

           (a.) that, in certain circumstances, the approval of 2/3 of the Class
                A Preferred Stock, voting as a class, is required for the sale or merger of the Company; and

           (b.) that the Classes A and B Common Stock vote as a class on the sale or merger of the Company, and that, in certain circumstances, because of the 10-for-1 voting power of the Class B Common Stock, Messrs. Savitsky can exercise substantial voting power in approving or disapproving a sale or merger of the Company, based upon their ownership of Classes A and B Common Stock;

        2. Discussed with you and senior members of the Company's management the reasons for the establishment of the Class A Preferred Stock and the Class B Common Stock and certain issues that arise as a result of the matters described in clauses 1.(a.) and 1.(b.) above;

        3. Considered the number of shares and the indicated value of the Class A Common Stock that will be received by Messrs. Savitsky upon exchange of their Class A Preferred Stock and the share dilution that will be experienced by the existing Common Stock holders upon such exchange;

        4. Reviewed certain information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

        5. Compared certain financial and operating characteristics of the Company to those of the Company's competitors;

        6. Considered the rationale for purchase premiums paid in change of control situations, such as sales or mergers of businesses, and studied empirical data relating to actual change of control premiums paid in the health care services industry; and

The Independent Members of the
Board of Directors
August 27, 1998

Page 2

        7. Considered elements of value to be derived from the exchange in addition to the elimination of the Class A Preferred Stock blocking rights.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company. Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof.

     We are acting as financial advisor to the Independent Members of the Board of Directors of the Company and will receive a fee from the Company for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

     This opinion is for the use and benefit of the Independent Members of the Board of Directors of the Company. Our opinion does not constitute a recommendation to any common stockholder as to how such stockholder should vote on the proposed exchange. We are not expressing any opinion herein as to the prices at which the Company's Class A Common Stock will trade following the announcement or consummation of the exchange.

     On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the proposed exchange of Class A Preferred Stock for Class A Common Stock, together with Messrs. Savitskys' agreement to exchange their shares of Class B Common Stock for an equal number of shares of Class A Common Stock, is fair from a financial point of view to the holders of the Company's Class A and Class B Common Stock.

                                            Very truly yours,


                                            /s/ CAIN BROTHERS & COMPANY, LLC

                                            CAIN BROTHERS & COMPANY, LLC

                                                                       EXHIBIT C


                              STAFF BUILDERS, INC.
                             1998 STOCK OPTION PLAN

     1. Purpose. Staff Builders, Inc., a Delaware corporation (the "Company"), intends that this 1998 Stock Option Plan (the "Plan") will provide incentive to key employees, directors and consultants of the Company or its Subsidiaries to continue and increase their efforts to improve operating results, to remain in the employ or service of the Company or its Subsidiaries, and to have a greater financial interest in the Company through ownership of its Common Stock.

     2. Administration. The Compensation and Stock Option Committee of the Company appointed by the Board of Directors of the Company (the "Committee"), and consisting of no fewer than two directors, shall administer the Plan. Each member of the Committee must be a "non-employee director" as defined by Rule 16b-3 of the Securities Exchange Act of 1934 and an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee shall have full power to construe and interpret the Plan, to establish and amend rules and regulations for its administration and to determine those persons to whom options shall be granted, subject to the limitations set forth in the Plan. All action taken and decisions made by the Committee pursuant to the Plan shall be final and conclusive.

     3. Eligibility. Persons eligible to receive options shall be key employees and non-employee directors of and consultants regularly providing services to the Company or any Subsidiary of the Company; provided, however, Mr. Stephen Savitsky, Mr. David Savitsky and members of the Committee shall not be eligible to receive options under the Plan and, provided, further, that non-employee directors and consultants shall not be eligible to receive incentive stock options hereunder. Nothing contained in the Plan shall be deemed to require the Company to continue the employment of, or any other contractual arrangement with, any optionee. For purposes of the Plan, the term "Subsidiary" shall mean any subsidiary corporation as defined in Section 424 of the Code.

     4. Stock Subject to the Plan.

          (a) Stock to be offered under the Plan shall be shares of the Company's Class A Common Stock, par value $.01 per share, which may be authorized but unissued shares or shares acquired by the Company and held in its treasury, as the Board of Directors may determine. Subject to
     Section 6 of the Plan, not more than 2,000,000 shares of Common Stock shall be sold on exercise of options granted under the Plan. If the Board of Directors determines that it is in the best interest of the Company to do so, an optionee may surrender all or part of his options and be granted in lieu thereof new options for the purchase of a greater or lesser number of shares, whether or not the option price is lower or higher than the option price applicable to the options surrendered.

          For purposes of the Plan, the term "Common Stock" includes any stock into which such Common Stock shall have been changed or any stock resulting from any reclassification of such Common Stock.

          (b) The maximum number of shares which may be subject to options granted under the Plan to any individual in any fiscal year of the Company shall not exceed 350,000. To the extent required by Section 162(m) of the Code, shares subject to options which are canceled continue to be counted against the maximum number of shares an individual may receive and if, after grant of an option, the price of shares subject to such option is reduced, the transaction is treated as a cancellation of the option and a grant of a new option and both the option deemed to be canceled and the option deemed to be granted are counted against the maximum number of shares an individual may receive.

     5. Award of Options. The Committee may, in its discretion, grant options under the Plan from time to time prior to the expiration of ten years from the date on which the Company's Board of Directors adopts the Plan. The Committee may grant options effective as of any date within such ten-year period as is specified by the Committee in the Stock Option Agreement (defined in Section 7(k)) relating to such options. However, the Committee may not grant an incentive stock option, as described in Section 8, if the grant of such option would violate the requirement of Section 8(a). The shares covered by the unexercised portion of any terminated or expired options shall become available again for the grant of options under the Plan, subject to the limitations of Section 4(b).

     6. Adjustments.

          (a) Subject to any required action by the stockholders of the Company, in the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination of shares or share dividends, the Committee shall adjust the number and kind of shares for the purchase of which options may be granted under the Plan and the number and kind of shares as to which outstanding options, or portions thereof then unexercised shall be exercisable. In any such case, the Committee shall make such adjustment in outstanding options without change in the total price applicable to the unexercised portion of the option and with a corresponding adjustment in the option price per share. In the event that the number of shares of Common Stock is increased by sale of additional shares or conversion of securities convertible into such shares or any other similar event not referred to in the first sentence of this Section, the Committee may in its discretion, but shall not be obligated to, adjust the number or kind of shares for the purchase of which options have been granted under the Plan.

          (b) Should the Company sell all or substantially all of its assets and discontinue its business, or merge or consolidate with another entity, or liquidate or dissolve in connection with those events, then, in lieu of its obligation under Section 6(a), the Company's Board of Directors may amend or adjust both the Plan and outstanding options so as to terminate the Plan completely, or to continue the Plan with respect to the exercise of options which were exercisable at the date the Board of Directors adopted the plan of sale, merger, consolidation, or liquidation, or may take other actions as it deems desirable and appropriate. In any such case, however, each optionee will be given either (i) a reasonable time in which to exercise his options (to the extent possible under the options' terms as set forth in Section 7(c)) before the effectiveness of the sale and discontinuation, merger, consolidation or liquidation, or (ii) the right to obtain, for his payment of the option price, an equivalent amount of any securities such optionee would have been entitled to obtain in consequence of that event, had he exercised his options (to the extent possible under the options' terms as set forth in Section 7(c)) immediately before the plan of sale and discontinuation, merger, consolidation, or liquidation was adopted.

          (c) Should the Company be recapitalized in a transaction not covered by Section 6(a) by the issuance of any class or classes of securities in exchange for Common Stock, the Board of Directors shall amend the Plan and outstanding options to reflect an equivalent number of such securities as being subject to the Plan and such options and to reflect an adjusted option price per unit of such securities as would equitably be obtained in accordance with the terms otherwise applicable to the actual exchange.

          (d) Neither Section 6(b) nor 6(c) will require the Company to issue any fractional share under the Plan or upon exercise of outstanding options; and any amount payable for option exercise will be appropriately reduced in respect of any such fractional shares otherwise required by operation of those Sections, but not issued by reason of this Section 6(d).

     7. Terms of Option. Except to the extent Section 8(b) hereof may otherwise require with respect to incentive stock options to be granted to any person who immediately before the grant of such option owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or of any parent corporation or Subsidiary, all options under the Plan shall be subject to the following conditions and to such other conditions as the Committee and the optionee may agree:

          (a) Option Term. No option granted under the Plan will be exercisable earlier than the date six months following the date on which the option is granted or after the expiration of ten years from the date on which the option is granted.

          (b) Option Price. The Committee shall determine the option price per share, which shall not be less than the Fair Market Value of such share with respect to incentive stock options or nonstatutory stock options intended to qualify as performance-based compensation as described in
     Section 162(m)(4)(C) of the Code and which shall not be less than the par value of such share with respect to nonstatutory stock options, and shall be set forth in the Stock Option Agreement. For the purposes of the Plan, "Fair Market Value" means, on a per share basis, the closing price reported on the Nasdaq Stock Market's National Market for Common Stock on the date of grant, or if the date of grant is not a trading day, on the trading day immediately preceding the date on which the Committee granted the options (or if no sale was quoted on the Nasdaq Stock Market's National Market on such date, on the next preceding day on which there was such a sale).

          (c) Vesting Schedule. Options granted on a given date shall become exercisable at such times and in such amounts as the Committee shall determine.

     Notwithstanding the preceding sentence, no incentive stock option may be granted that would cause the limits of Section 8(a) to be exceeded with respect to an optionee. The Committee, in its sole discretion, may prescribe a different vesting schedule for any incentive stock option granted under the Plan if necessary to prevent the option from violating the requirements of Section 8(a). However, in no event shall any option become exercisable earlier than the date six months following the date on which the option is granted.

     When an installment of options has become exercisable, the optionee may exercise that installment, in whole or in part, at any time prior to the expiration or termination of the options. Subject to Section 7(a) of the Plan, and, in the case of incentive stock options, subject to Section 8(a), the Committee may accelerate the time at which outstanding options may be exercised.

     Notwithstanding any schedule for vesting stated above or other exercise schedule or entitlement which effectively precludes full and immediate exercise of the related option, any option will become immediately exercisable in full upon the occurrence of particular events or as the Board of Directors may thereafter determine to be advisable, provided that, (i) at the time of such occurrence or determination, the optionee has remained continuously employed by the Company or any Subsidiary for at least six months from the date of grant of such option, and (ii) in the case of an incentive stock option, such acceleration would not cause the limits of Section 8(a) to be violated. Without limitation, those particular events include the following: (i) a change in control of the Company in a transaction or occurrence, or a related series of transactions or occurrences, resulting from a material change in ownership of Common Stock and evidenced by cessation in service as directors of a majority of those persons theretofore serving as members of the Board; (ii) the sale by the Company of all or substantially all of its assets and the discontinuance of its business, or the merger or consolidation of the Company with another entity, or the liquidation of the Company in connection with those events, any of which results in a change in control described in (i); or (iii) a determination by the Board of Directors that immediate exercisability would be in the best interests of the Company and advisable for protection of the rights intended to be granted under the option.

          (d) Exercise of Options. Only the optionee to whom the Company has granted such rights or his guardian or legal representative may exercise options. Shares may be purchased from time to time on the exercise of stock options only by sending a written notice of election to exercise in the form attached to the Stock Option Agreement, together with full payment of the option price therefor, to the Secretary of the Company (i) in cash (or an equivalent check or other form of payment acceptable to the Company), or
     (ii) if the Committee shall approve in its sole discretion, other Common Stock of the Company currently registered in the name of, or beneficially owned by, the holder and surrendered in due form for transfer to the Company. In the case of payment in the Company's Common Stock, such stock shall be valued at its Fair Market Value (as defined in Section 7(b) of the Plan) as of the date of surrender of the Common Stock.

          (e) Termination of Options. If an optionee ceases to be employed by or to provide services to the Company or a Subsidiary for any reason, such optionee may exercise the options theretofore granted to him within a period of three months after his employment or service terminates, for not more than the number of shares as to which options were exercisable by him on the date he ceased to be employed or to serve, except that:

             (i) if the Company has terminated his employment or service for cause, all options granted to him and theretofore unexercised shall terminate automatically on notice of termination; and

             (ii) if the optionee's employment or service shall have terminated because of his death; or if the optionee shall have died during three months immediately following termination of his employment or service (other than because of an event referred to in clause (i) above), the options theretofore granted to him may be exercised by the estate of the decedent, or by a person who acquired the right to exercise such options by bequest or inheritance, or by reason of the death of the decedent, at any time within nine months after the optionee's death, for up to the number of shares as to which options were exercisable by the optionee on the date he ceased to be employed or to provide services.

          Notwithstanding the provisions of this Section 7(e), nothing herein will extend the terms of the options specified in Section 7(a) of the Plan.

          (f) Payment of Taxes. Upon settlement of any options, it shall be a condition to the obligation of the Company that the optionee pay to the Company such amount as the Company may request for the purpose of satisfying its liability to withhold federal, state or local income or other taxes.

          (g) Applicable Regulations. The Company shall not be obligated to sell or issue any shares upon exercise of any option if the exercise thereof or the delivery of shares thereunder would constitute a violation of any federal or state securities law or listing requirements of any national securities exchange or automated quotation system of a registered securities association on which the Common Stock may be listed or quoted.

          (h) Purchase for Investment. In the event that the Company has not registered the shares with respect to which options are being exercised under the Securities Act of 1933, as amended, each optionee electing to purchase such shares will be required to represent that he is acquiring such shares for investment purposes only and not with a view to the sale or distribution thereof, and to make such other representations as are deemed necessary by counsel to the Company. Stock certificates evidencing such unregistered shares acquired upon exercise of options shall bear a restrictive legend stating as follows:

             THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE PLEDGED OR HYPOTHECATED AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT, UNLESS IN THE OPINION OF COUNSEL FOR THE COMPANY SUCH A LEGEND IS NOT NECESSARY.

          (i) Rights as a Stockholder. The optionee shall have no rights as a stockholder with respect to any shares covered by an option until the date of issuance of a stock certificate for such shares. Without limiting the foregoing, the Company shall make no adjustment for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

          (j) Transfer of Option. A stock option shall not be transferrable, otherwise than by will or by the laws of descent and distribution.

          (k) Form of Option. Options shall be evidenced by Stock Option Agreements ("Stock Option Agreements") in such form as shall not be inconsistent with the Plan. Any Stock Option Agreement entered into pursuant thereto may contain such other terms, provisions and conditions not inconsistent herewith as shall be determined by the Committee; provided, however, the terms, provisions and conditions of Stock Option Agreements evidencing options intended to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code shall include, but not be limited to, such terms, provisions and conditions as may be necessary to meet the applicable provisions of Section 162(m)(4)(C) of the Code.

     8. Incentive Stock Options. Options granted under the Plan to an employee of the Company, its parent or any Subsidiary may be incentive stock options (as defined under Section 422 of the Code) or nonstatutory stock options, as determined by the Committee at the time of grant of an option and subject to the applicable provisions of Section 422 of the Code and the regulations promulgated thereunder.

          (a) Limit. No incentive stock option may be granted to an optionee if the Fair Market Value at the date of grant of shares with respect to which such option would first become exercisable in any calendar year, when added to the Fair Market Value at the date of grant of any other shares with respect to which an incentive stock option granted to such optionee under this plan (or any other incentive stock option plan maintained by the Company, its parent or any Subsidiary) first becomes exercisable in such calendar year, would exceed $100,000.

          (b) 10% Stockholder. In the case of an incentive stock option granted to an optionee who, immediately before the grant of such option, owns shares representing more than 10% of the total combined voting power of all classes of the shares of the Company, in no event shall the per share option price be less than 110% of the Fair Market Value (as defined in Section 7(b) of the Plan) per share of Common Stock on the date of grant, nor shall the option by it terms be exercisable more than 5 years after the date such option is granted.

     9. Use of Proceeds. Proceeds from the sale of Common Stock under the Plan shall be added to the general funds of the Company.

     10. Indemnification of Committee. In addition to such other rights of indemnification as they may have as members of the Board of Directors or as members of the Committee, the Company shall indemnify the members of the Committee against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any award made under the Plan, and against all amounts paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith. Upon the institution of any such action, suit or proceeding, a Committee member shall notify the Company in writing, giving the Company an opportunity, at its own expense, to handle and defend the same before such Committee member undertakes to handle it on his own behalf.

     11. Successors in Interest. The Plan may be adopted and continued by any successor or successors of the Company, whether by merger, consolidation, sales of assets or otherwise. Whether or not the Plan is so adopted and continued, the obligations of the Company under the Plan shall be binding upon any such successor or successors, and for this purpose reference in the Plan to the Company shall be deemed to include any such successors.

     12. Amendment or Termination of the Plan. The Board of Directors may in its discretion terminate the Plan with respect to any shares for which options have not theretofore been granted. The Board of Directors and the Committee shall have the right to alter or amend the Plan or any part thereof from time to time; provided, however, no change which would impair the right of an optionee may be made in any options theretofore granted, without consent of such optionee; and provided, further, that the Board of Directors or the Committee may not, without appropriate approval of not less than a majority of the shares of Common Stock (or other voting stock entitled to vote thereon at the time outstanding) present in person or by proxy at a meeting of holders of such shares, alter or modify the Plan so as to increase the maximum amount of Common Stock which may be issued under the Plan, extend the term of the Plan or of options granted thereunder, reduce the price at which options may be granted or exercised, change the eligibility requirements for participation in the Plan, or change the eligibility requirements for, or permit the granting of options to, members of the Committee.

     13. Expenses. The Company shall bear the expenses of administering the Plan, other than taxes or similar charges payable by any optionee.

     14. Effective Date. Options may be granted under the Plan after the Plan has been adopted by the Board of Directors. However, the Plan shall be effective only if approved by the stockholders of the Company within 12 months of the date the Plan is adopted by the Board of Directors, and options granted prior to the date of such stockholder approval shall lapse, and be of no further force or effect, if such approval is not obtained.

     15. Funding. Anything herein contained to the contrary notwithstanding, the Company shall not be required to set aside any amount at any time to fund any obligations of the Company to make any payments to any optionee.

     16. Right to Discharge Reserved. Nothing in the Plan shall confer upon an optionee or any other person the right to continue in the employment of the Company or any Subsidiary or affect any right which the Company or such Subsidiary may have to terminate the employment of the optionee or any other person.

     17. Governing Law. All questions pertaining to the construction, validity and effect of the Plan, or to the rights of any person under the Plan, shall be determined in accordance with the laws of the State of New York.

     18. Code Section 162(m) Limitations. Notwithstanding any other provision of this Plan, any option which is intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in Section 162(m)(4)(C) of the Code, and this Plan shall be deemed amended to the extent necessary to conform to such requirements.

                                                                       EXHIBIT D


                              STAFF BUILDERS, INC.
                       1998 EMPLOYEE STOCK PURCHASE PLAN

     The following constitute the provisions of the 1998 Employee Stock Purchase Plan of Staff Builders, Inc.

     1. Purpose. The purpose of the Plan is to provide employees of the Company and its Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

     2. Definitions.

          (a) "Board" shall mean the Board of Directors of the Company.

          (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (c) "Committee" shall mean the Compensation and Stock Option Committee of the Company.

          (d) "Common Stock" shall mean the Class A Common Stock of the Company, par value $.01 per share.

          (e) "Company" shall mean Staff Builders, Inc., a Delaware corporation.

          (f) "Compensation" shall mean regular base salary, plus overtime payments and bonuses.

          (g) "Employee" shall mean any individual who is a full-time or part-time employee of the Company or any Subsidiary for purposes of tax withholding under the Code and who was employed by the Company or a Subsidiary for 500 or more hours during the twelve (12) month period immediately preceding the employee's initial Enrollment Date. Notwithstanding anything contained herein to the contrary, no employee shall be excluded from participating in the Plan if he or she is eligible to participate in the Plan in accordance with the provisions of Section 423(b)(4) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company.

          (h) "Enrollment Date" shall mean the first day of each Offering
     Period.

          (i) "Exercise Date" shall mean the last day of each Offering Period.

          (j) "Fair Market Value", shall mean, as of any date, the closing price for Common Stock as reported on the Nasdaq Stock Market's National Market (or, if no sales were reported on such date, the closing price on the last day on which the Common Stock was traded).

          (k) "Offering Period" shall mean the period of approximately three (3) months during which an option granted pursuant to the Plan may be exercised, commencing on the first Trading Day on or immediately following the January 1, April 1, July 1, and October 1 of each year and terminating on the last Trading Day in the period ending approximately three (3) months later, except that the first Offering Period under the Plan shall commence on October 1, 1998 and terminate on December 31, 1998. The Committee shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

          (l) "Plan" shall mean this 1998 Employee Stock Purchase Plan.

          (m) "Purchase Price" shall mean an amount equal to 90% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.

          (n) "Reserves" shall mean the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

          (o) "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

          (p) "Trading Day" shall mean a day on which the Nasdaq Stock Market's National Market is open for trading.

     3. Eligibility.

          (a) Any Employee who shall be employed by the Company on a given Enrollment Date shall be eligible to participate in the Plan.

          (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

     4. Participation.

          (a) An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions on the form provided by the Company and filing it with the Company's payroll office at least ten (10) business days prior to the applicable Enrollment Date or such other period as the Committee shall determine.

          (b) Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable.

     5. Payroll Deductions.

          (a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in whole percentages in an amount not less than one percent (1%) and not exceeding ten percent (10%) of the Compensation which he or she receives on each pay day during the Offering Period, and the aggregate of such payroll deductions during the Offering Period shall not exceed ten percent (10%) of the participant's Compensation during said Offering Period.

          (b) All payroll deductions made for a participant under the Plan shall be credited to his or her account. A participant may not make any additional payments into such account.

          (c) A participant may discontinue or change his or her participation in the Plan by giving notice to the Company of such discontinuance or by completing or filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. The change in rate shall be effective with the first full payroll period following the beginning of the next Offering Period following ten (10) business days after the Company's receipt of the new subscription agreement unless otherwise determined by the Committee in its sole discretion. A participant's subscription agreement shall remain in effect for successive Offering Periods unless discontinued or changed as provided by this Section.

          (d) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant's payroll deductions may be decreased to 0% at such time during any Offering Period which is scheduled to end during the current calendar year (the "Current Offering Period") that the aggregate of all payroll deductions which were previously used to purchase stock under the Plan in prior Offering Periods which ended during that calendar year plus all payroll deductions accumulated with respect to the Current Offering Period equal $22,500. Payroll deductions shall commence at the rate provided in such participant's subscription agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year.

          (e) The Company may provide for, to the extent applicable, the withholding of any federal, state or local taxes with respect to the options granted to participants hereunder.

     6. Grant of Option. On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company's Common Stock determined by dividing such Employee's payroll deductions accumulated prior to such Exercise Date and retained in the participant's account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase during each Offering Period more than a number of shares determined by dividing $6,250 by the Fair Market Value of a share of the Company's Common Stock on the Enrollment Date, and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 11 hereof. Exercise of the option shall occur as provided in Section 7 hereof and the option shall expire on the last day of the Offering Period.

     7. Exercise of Option. A participant's option for the purchase of shares will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares will be purchased; any payroll deductions accumulated in a participant's account which are not sufficient to purchase a full share shall be retained in the participant's account for the subsequent Offering Period. During a participant's lifetime, a participant's option to purchase shares hereunder is nontransferable and exercisable only by him or her.

     8. Delivery. Delivery of the shares purchased upon the exercise of options granted hereunder shall be effectuated by (i) registering the shares in street name with Salomon Smith Barney (or such other stock brokerage firm selected by the Committee in its sole discretion) which shall establish accounts for participants under the Plan indicating their ownership in the Plan or (ii) such other means as determined by the Committee in its sole discretion.

     9. Termination of Employment. Upon a participant's ceasing to be an Employee for any reason, he or she will be deemed to have elected to receive the whole number of shares that can be purchased at the applicable Purchase Price with the payroll deductions credited to such participant's account during the Offering Period but not yet used to exercise the option together with any remaining cash in such participant's account. In the case of his or her death, such shares and/or cash shall be given to the person or persons entitled thereto under Section 13 hereof.

     10. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

     11. Stock.

          (a) The maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be 1,000,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 17 hereof. If on a given Exercise Date the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

          (b) The participant will have no interest or voting right in shares covered by his option until such option has been exercised.

     12. Administration. The Plan shall be administered by the Committee. The Committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility under the Plan, to adjudicate all disputed claims filed under the Plan and to make all other determinations necessary or advisable for the administration of the Plan. Every finding, decision and determination made by the Committee shall, to the full extent permitted by law, be final and binding upon all parties.

     13. Designation of Beneficiary.

          (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to exercise of the option.

          (b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

     14. Transferability. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 13 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

     15. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

     16. Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees at least annually, which statements will set forth the amount of payroll deductions during the period covered by the statement, the Purchase Price of shares of Common Stock purchased during the period covered by the statement, the number of shares purchased during the period covered by the statement and the remaining cash balance, if any.

     17. Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

          (a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the Reserves as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company. Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

          (b) Dissolution or Liquidation, Etc. In the event of the proposed dissolution, liquidation or discontinuance of business operations of the Company, the Offering Period then in progress will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board or the Committee.

          (c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board or the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the "New Exercise Date"). If the Board or the Committee shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger, consolidation or sale of assets, the Committee shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, unless otherwise provided by the Committee, that the Exercise Date for his option has been changed to the New Exercise Date and that his option will be exercised automatically on the New Exercise Date. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets, merger or consolidation, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets, merger or consolidation, the consideration (whether stock, cash or other securities or property) received in the sale of assets, merger or consolidation by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets, merger or consolidation was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Committee may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the sale of assets, merger or consolidation.

     18. Amendment or Termination.

          (a) The Board or the Committee may at any time and for any reason amend the Plan. The Board may at any time and for any reason terminate the Plan. Except as provided in Section 17 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board on any Exercise Date if the Board determines that the termination of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 17 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary under Section 423 of the Code (or any successor provision or any other applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

          (b) Without stockholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Board or the Committee shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Board or the Committee determines in its sole discretion advisable which are consistent with the Plan.

     19. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

     20. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all provisions of applicable law.

     As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares.

     21. Indemnification of Committee. In addition to such other rights of indemnification as they may have as members of the Board or as members of the Committee, the Company shall indemnify the members of the Committee against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan, and against all amounts paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith. Upon the institution of any such action, suit or proceeding, a Committee member shall notify the Company in writing, giving the Company an opportunity, at its own expense, to handle and defend the same before such Committee member undertakes to handle it on his own behalf.

     22. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 18 hereof.

     23. Right of Discharge Reserved. Nothing in the Plan shall confer upon a participant or any other person the right to continue in the employment of the Company or any Subsidiary or affect any right which the Company or such Subsidiary may have to terminate the employment of the participant or any other person.

     24. Governing Law. All questions pertaining to the construction, validity and effect of the Plan, or to the rights of any person under the Plan, shall be determined in accordance with the laws of the State of New York.

                              STAFF BUILDERS, INC.

                                      PROXY

                         ANNUAL MEETING OF STOCKHOLDERS
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Stephen Savitsky and David Savitsky and each of them (with power of substitution) proxies of the undersigned to represent and vote, as designated below, all shares of Class A Common Stock, $.01 par value per share (the "Class A Common Stock"), and Class B Common Stock, $.01 par value per share (the "Class B Common Stock"), of Staff Builders, Inc., (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on October 14, 1998 and at any adjournment thereof. Each holder of shares of Class A Common Stock is entitled to one vote for each share held by such holder. Each holder of shares of Class B Common Stock is entitled to ten votes for each share held by such holder.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1-4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the annual meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholders. If no direction is made, this Proxy will be voted "FOR" Items 1-4.

                                                                     -----------
                                                                     SEE REVERSE
                                                                        SIDE
                                                                     -----------

[X]  Please mark your
     votes as in this
     example.



                                            WITHHELD AUTHORITY
                      FOR NOMINEES             FOR NOMINEES         NOMINEES FOR CLASS B DIRECTORS:
1. Election of
   Class B               [ ]                      [ ]                 Bernard J. Firestone
   Directors                                                          Donald Meyers


(Instruction: To withhold authority to vote for any individual nominee, write the nominee's name on the space below)


--------------------------------------------------------------------------------


                                           FOR           AGAINST        ABSTAIN
2.   Approval of the
     issuance of 4,269,820
     shares of Class A
     Common Stock to
     Stephen Savitsky and                  [ ]              [ ]            [ ]
     David Savitsky in
     exchange for all of
     their shares of Class
     A Preferred Stock.





3.   Approval of the 1998
     Stock Option Plan.                    [ ]              [ ]            [ ]

4.   Approval of the 1998
     Employee Stock                        [ ]              [ ]            [ ]
     Purchase Plan.

SIGNATURE(S)                                           DATE
            -----------------------------------------       --------------------

IMPORTANT: Please date and sign as your name appears above and return in the enclosed envelope. When signing as executor, administrator, trustee, guardian, etc., please give full title as such. If the stockholder is a corporation, this proxy should be signed in the full corporation name by a duly authorized officer whose title is stated.